UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Beam Inc.
(Name of Registrant as Specified In Its Charter)

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March 11, 2013

Dear Fellow Stockholder:

You are cordially invited to attend the Beam Inc. Annual Meeting of Stockholders to be held on Tuesday, April 23, 2013 at 9:00 a.m. (CDT) at the Renaissance Chicago North Shore Hotel, 933 Skokie Boulevard, Northbrook, Illinois. At the Annual Meeting, stockholders will be asked to consider the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

Beam’s first year as a focused standalone spirits company was one of great progress and excellent results. We look forward to presenting a short program on company developments and future prospects immediately following the Annual Meeting.

We are very pleased that Gretchen Price, Executive Vice President, Chief Financial Officer and Administrative Officer of Arbonne International, LLC, joined the Beam Board during 2012 and is a new Director nominee at the Annual Meeting this year.

On behalf of the full Board of Directors, thank you for your continued support of Beam.

Sincerely,

A. D. David Mackay

Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

March 11, 2013

The Annual Meeting of Stockholders of Beam Inc. (“Beam” or the “Company”) will be held on Tuesday, April 23, 2013, at 9:00 a.m. (CDT) at the Renaissance Chicago North Shore Hotel, 933 Skokie Boulevard, Northbrook, Illinois. Stockholders will be asked to consider the following matters:

Item 1:	The election of the eight director nominees identified in this Proxy Statement for a one-year term expiring at the 2014 Annual Meeting (see pages 5 to 9 of the Proxy Statement);

Item 2:	The ratification of the appointment by the Company’s Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013 (see page 55 of the Proxy Statement);

Item 3:	An advisory vote to approve the compensation paid to the Company’s named executive officers (see pages 55 to 57 of the Proxy Statement); and

such other business as may properly come before the meeting.

Stockholders of record at the close of business on February 22, 2013, the record date for the meeting, are entitled to vote at the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. You may submit your proxy (1) by mail using a traditional proxy card, (2) by telephone at 1-800-579-1639, or (3) through the Internet at www.proxyvote.com. If you hold your shares through a broker or bank, you may submit your voting instructions by following the instructions on the form you received from your broker or bank.

PLEASE CONFIRM YOUR PREFERENCE FOR ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS. You can expedite delivery of your annual meeting materials and avoid costly mailings by confirming in advance your preferred method of delivery. For further information on how to take advantage of this cost-saving service, please refer to the accompanying proxy card.

The Proxy Statement and accompanying proxy card are being distributed to stockholders on or about March 14, 2013.

Kenton R. Rose

Senior Vice President, General Counsel,

Chief Administrative Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on Tuesday, April 23, 2013.

The Notice of Annual Meeting, Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at www.proxyvote.com.

INTRODUCTION

The enclosed proxy is being solicited by the Board of Directors (the “Board of Directors” or “Board”) of Beam Inc. (the “Company”) to be voted at the 2013 Annual Meeting of Stockholders to be held on Tuesday, April 23, 2013, at 9:00 a.m. (CDT) at the Renaissance Chicago North Shore Hotel, 933 Skokie Boulevard, Northbrook, Illinois. This Proxy Statement and accompanying proxy card are being distributed to stockholders on or about March 14, 2013.

Stockholders of record at the close of business on February 22, 2013, the record date for the meeting, are entitled to vote at the Annual Meeting. On that date there were outstanding 160,415,030 shares of the Company’s common stock, each of which is entitled to one vote. The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of common stock entitled to vote will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

FREQUENTLY ASKED QUESTIONS

Why am I receiving these materials?

The Company has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the solicitation of proxies on behalf of the Board of Directors for use at our Annual Meeting of Stockholders on April 23, 2013. This Proxy Statement describes the matters on which you, as a stockholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision.

Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials this year instead of printed proxy materials?

The Securities and Exchange Commission (“SEC”) permits companies to furnish proxy materials to stockholders by providing access to these documents over the Internet instead of mailing a printed copy. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain stockholders. These stockholders have the ability to access, view and print the proxy materials on a website referred to in the Notice and also request a printed set of proxy materials if desired.

If I received a printed copy of the proxy materials, how may I choose to receive future proxy materials by email?

If you received a printed copy of our proxy materials, you may choose to receive future proxy materials by email. Choosing to receive your future proxy materials by email will lower our costs of delivery and will reduce the environmental impact of our Annual Meeting. If you choose to receive our future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it or for so long as the email address provided by you is valid.

What items will be voted on at the Annual Meeting?

Stockholders will vote on the following items at the Annual Meeting, if each is properly presented at the meeting:

•	the election of the directors identified in this Proxy Statement;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013;

•	the advisory approval of the compensation paid to the Company’s named executive officers; and

•	such other business as may properly come before the Annual Meeting.

In addition, management will respond to questions from stockholders.

What are the Board’s voting recommendations?

The Board’s recommendation is set forth below and together with the description of each Item in this Proxy Statement. In summary, the Board recommends a vote FOR:

•	Item 1, the election of the directors identified in this Proxy Statement;

•	Item 2, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013; and

•	Item 3, the advisory approval of the compensation paid to the Company’s named executive officers.

What is the difference between being a record holder and a beneficial owner of shares held in street name?

A record holder holds shares directly in his or her own name with the Company’s transfer agent. Shares held in “street name” refer to shares that are held in the name of a bank or broker on a person’s behalf. The majority of stockholders hold their shares in street name. For such shares, the bank or broker is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I vote?

If you received a Notice in the mail, you can either vote by Internet (www.proxyvote.com) or in person at the Annual Meeting. Record holders that received a copy of this Proxy Statement and accompanying proxy card in the mail can vote by filling out the proxy card and returning it in the postage paid return envelope. Record holders that receive these materials in the mail may also vote in person at the Annual Meeting of Stockholders, by telephone (800-579-1639) or by Internet (www.proxyvote.com). Voting instructions are provided on both the Notice of Internet Availability and the proxy card.

If you hold shares in street name, you must vote by giving instructions to your bank or broker. You should follow the voting instructions on the form that you receive from your bank or broker. The availability of telephone or Internet voting will depend on your bank’s or broker’s voting process.

How will my proxy be voted?

Your proxy card, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked prior to the Annual Meeting, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than those described above. If any other matter is properly presented, the persons named in the enclosed proxy card will have discretion to vote in their best judgment.

If you hold shares in street name, your bank or broker is permitted to use its own discretion and vote your shares on certain routine matters (such as Item 2) even if you have not provided voting instructions. Your bank or broker is not permitted to use discretion and vote your shares on non-routine matters (such as Items 1 and 3) if it has not received instructions from you as to how to vote the shares. Therefore, we urge you to give voting instructions to your broker on all three voting items. Shares that are not permitted to be voted by your broker with respect to any matter are called “broker non-votes.” Broker non-votes are not considered votes for or against, or entitled to vote with respect to, a proposal and will have no direct impact on any proposal.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors.

How many votes are needed to approve an item?

The nominees for director, in non-contested elections, must receive a majority of the votes cast at the meeting, in person or by proxy, to be elected. Under the Company’s majority vote By-law provision relating to the election of directors, if the number of votes cast “for” a director nominee does not exceed the number of votes cast “against” the director nominee, then the director must tender his or her resignation from the Board promptly after the certification of the stockholder vote. The Board will decide within 90 days of that certification, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept the resignation. The Board’s explanation of its decision will be promptly disclosed in a filing with the SEC. A proxy card marked to abstain authority for the election of one or more directors will not be voted with respect to the director or directors indicated.

The affirmative vote of shares representing a majority in voting power of the common stock present in person or represented by proxy at the meeting and entitled to vote is necessary for approval of Items 2 and 3. Proxy cards marked as abstentions on Items 2 and 3 will not be voted and will have the effect of a negative vote.

Can I go to the Annual Meeting if I vote by proxy?

Yes. Attending the meeting does not revoke your proxy.

How can I revoke my proxy?

You may revoke your proxy at any time before the Annual Meeting by giving written notice to the Secretary of the Company at our principal executive office at 510 Lake Cook Road, Deerfield, Illinois 60015 or by delivering a later dated proxy or attending the Annual Meeting in person and voting your shares.

Are there any requirements if I plan on attending the Annual Meeting?

If you wish to attend the Annual Meeting, you may be asked to present valid photo identification. Please note that if you hold your shares in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of the Company.

Will my vote be public?

As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are not publicly disclosed, but are available to the independent Inspector of Election, the proxy solicitation firm and certain employees of the Company.

What if I am a participant in the Beam Retirement Savings Plan?

We are mailing this Proxy Statement and a proxy card to participants in the Beam Retirement Savings Plan (the “Savings Plan”) who invest in the Beam Stock Fund under the Savings Plan. The Trustee, as record holder of Beam’s common stock held in the Savings Plan, will vote whole shares attributable to your interest in the Beam Stock Fund in accordance with your directions given on the proxy card, by telephone or the Internet. If you invest in the Beam Stock Fund under the Savings Plan and you sign and return the enclosed proxy card, we will forward it to the Trustee of the Savings Plan. The proxy card will serve as instructions to the Trustee to vote the whole shares attributable to your interest in the manner you indicate on the proxy card. If you do not timely return the proxy card, the Trustee will vote the shares attributable to your interests in Beam Stock Fund in the same manner and proportion as the interests with respect to which voting instructions have been timely received, unless contrary to applicable law. If you return a signed proxy card that covers shares attributable to your interest in the Beam Stock Fund but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board of Directors.

Item 1

ELECTION OF DIRECTORS

Our Board consists of eight members. The Board proposes that the eight nominees described below be re-elected for a new term of one year expiring at the 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Each of the nominees has consented to be named as a nominee and to serve as director if elected. If any of the nominees should become unavailable to serve as a director (which is not now expected), the Board may designate a substitute nominee. In that case, the persons named in your proxy to represent you and vote your shares will vote for the substitute nominee designated by the Board.

The names of the nominees, along with their present positions, their principal occupations and directorships held with other public corporations during the past five years, their ages and the year first elected as a director of the Company, are set forth below.

Summary of Qualification of Directors

The Board believes that it is necessary for each of the Company’s directors to possess many qualities and skills. When searching for new candidates, the Nominating and Corporate Governance Committee (the “Nominating Committee”) considers the evolving needs of the Board and searches for candidates who fill any current or anticipated future need. The Board also believes that all directors must possess a considerable amount of business management experience (such as experience as a chief executive officer, chief financial officer or other senior executive officer) and educational experience. The Nominating Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. The Nominating Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating Committee does not have a formal policy with respect to diversity, but the Board and the Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

The process undertaken by the Nominating Committee in recommending qualified director candidates is described below under Corporate Governance – Director Nomination Process (see pages 18 and 19 of this Proxy Statement). The Board believes that there are certain general requirements that are critical for service on the Board, while there are other skills and experiences that should be represented on the Board as a whole but not necessarily by each individual director.

General requirements for all directors:

•	Extensive executive leadership experience;

•	Excellent business judgment;

•	High level of integrity and ethics;

•	Extensive compliance and risk management experience;

•	Original and entrepreneurial thinking; and

•	Strong commitment to the Company’s goal of maximizing stockholder value.

Experiences, qualifications, and backgrounds to be represented on the Board as a whole:

•	Financial and/or accounting expertise;

•	Consumer products expertise;

•	Diversity of background;

•	Knowledge of international markets;

•	Chief Executive Officer/Chief Operating Officer/Chief Financial Officer experience; and

•	Extensive board experience.

Certain individual qualifications and experiences of the director nominees that contribute to the Board’s effectiveness as a whole are described in the following paragraphs.

Name	Present positions and offices with the Company, principal occupations and other directorships during the past five years	Age	Year first elected director

Richard A. Goldstein	Retired since May 2006; Chairman and Chief Executive Officer of International Flavors & Fragrances Inc., a manufacturer of flavor and fragrance products, from June 2000 until May 2006. Currently also a director of The Interpublic Group of Companies, Inc., Fiduciary Trust Company International and Fortune Brands Home & Security, Inc. Formerly a director of International Flavors & Fragrances Inc.	71	2006

Richard Goldstein’s background as a lawyer, and his 30-year background in consumer packaged goods as Chief Executive Officer of a supplier to consumer goods companies, provides a unique perspective to the Board.

Stephen W. Golsby	President and Chief Executive Officer of Mead Johnson Nutrition Company, a manufacturer of pediatric nutrition products, since September 2008; President of Mead Johnson from January 2004 to September 2008; President, International of Mead Johnson from 2001 to 2003. Currently also a director of Mead Johnson Nutrition Company.	58	2011

Stephen Golsby is currently the Chief Executive Officer of a publicly-traded global consumer products company. He brings to the Board extensive consumer products company leadership experience and valuable insights with respect to international operations.

Ann F. Hackett	Founder and President of Horizon Consulting Group, LLC, a provider of business strategy, organizational, and human resources advice, since 1996. Currently also a director of Capital One Financial Corporation and Fortune Brands Home & Security, Inc.	59	2007

Ann Hackett founded a company that provides strategic, organizational and human resource consulting services to boards of directors and senior management teams. She brings to the Board entrepreneurial experience and expertise in strategy and human resources.

Name	Present positions and offices with the Company, principal occupations and other directorships during the past five years	Age	Year first elected director

A.D. David Mackay (Chairman of the Board)	Retired since January 2011; President and Chief Executive Officer of Kellogg Company, a ready-to-eat cereal and convenience foods company, from December 2006 until December 2010; President and Chief Operating Officer of Kellogg Company from September 2003 to December 2006. Currently also a director of Fortune Brands Home & Security, Inc., Green Mountain Coffee Roasters, Inc. and Woolworths Limited. Formerly a director of Kellogg Company.	57	2006

David Mackay served as Chief Executive Officer of one of the world’s premier packaged goods companies, bringing to our Board the perspective of a leader who faced similar external economic, social and governance issues to those that face our Company.

Gretchen W. Price	Executive Vice President, Chief Financial Officer and Administrative Officer of Arbonne International, LLC, a prestige personal care products company, since July 2011; Executive Vice President, Administration and Chief Financial Officer of Philosophy, Inc. from 2008 to July 2011; various senior leadership positions at Procter & Gamble prior to 2008, most recently as Vice President of Finance. Currently also a director of Cincinnati Financial Corporation.	58	2012

Gretchen Price serves as the Chief Financial Officer of an international consumer products company. She brings to the Board valuable experience and expertise in accounting, auditing and financial reporting.

Matthew J. Shattock (President and Chief Executive Officer)	President and Chief Executive Officer of the Company since October 2011; President and Chief Executive Officer of Beam Global Spirits & Wine, Inc. from March 2009 to October 2011; Region President of Cadbury Plc, a confectionary company, from 2003 to 2008; Chief Operating Officer of Unilever Best Foods North America, a leading consumer goods company, from 2000 to 2002; various senior leadership positions at Unilever from 1986 to 2000. Currently also a director of V.F. Corporation.	50	2011

Matthew Shattock’s day-to-day leadership as President and Chief Executive Officer of Beam Inc. provides him with intimate knowledge of our business strategy and operations. Matthew Shattock also serves as an important liaison between management and the independent directors of the Board.

Name	Present positions and offices with the Company, principal occupations and other directorships during the past five years	Age	Year first elected director

Robert A. Steele	Retired since September 2011; Vice Chairman – Global Health and Well Being of Procter & Gamble, a consumer brands company, from July 2007 to September 2011; Group President – Global Household Care of Procter & Gamble from April 2006 to July 2007. Formerly a director of Kellogg Company.	57	2011

Robert Steele possesses particular knowledge and experience in accounting and financial matters. He has extensive understanding of the branded consumer products industry and provides the Board insights into consumer dynamics, manufacturing and supply chain, marketing and the retail environment.

Peter M. Wilson	Retired since March 2004; Chairman of Gallaher Group Plc, a UK-based company, from May 1997 through March 2004. Formerly a director of Kesa Electricals plc.	71	1994

In addition to a career of over 45 years in marketing consumer goods, Peter Wilson’s experience as Chief Executive Officer of a UK-based, international consumer goods company provides the Board with a global perspective.

The Board of Directors recommends that you vote FOR the election of each nominee.

CORPORATE GOVERNANCE

Corporate Governance Principles

The Board has adopted Corporate Governance Principles, which are available at http://investor.beamglobal.com under the tab “Corporate Governance – Company Policies.” The Principles describe our corporate governance practices and address corporate governance issues such as Board composition and responsibilities, compensation of directors and executive succession planning.

Changes to Board Composition in 2012

On July 23, 2012, the Board unanimously elected Gretchen Price as a new director. The Board currently consists of eight members, all of whom have been nominated for election for a term of one year expiring at the 2014 Annual Meeting of Stockholders.

Director Independence

The Company’s Corporate Governance Principles provide that a majority of the members of the Board, and each member of the Audit, Compensation and Benefits and Nominating and Corporate Governance Committees, shall be independent directors. The Board applies the definition of independence found in the New York Stock Exchange Listed Company Manual in determining which directors are independent.

Applying that definition, Richard Goldstein, Stephen Golsby, Ann Hackett, David Mackay, Gretchen Price, Robert Steele and Peter Wilson were affirmatively determined by the Board to be independent. The Board reached the same determination with respect to Pierre Leroy, who served as a director until February 22, 2012, and Anne Tatlock, who served as a director until April 24, 2012. Due to Matthew Shattock’s employment with the Company, he is not considered independent. When considering each director’s independence, the Board determined that none of the non-employee directors has any material relationship with the Company other than being a director and stockholder or has engaged in any transaction or arrangement that interferes with such director’s independence.

Policies with Respect to Transactions with Related Persons

The Nominating Committee has adopted a written Code of Conduct and Ethics that sets forth various policies and procedures intended to promote the ethical behavior of the Company’s employees, officers and directors. The Code of Conduct and Ethics describes the Company’s policy on conflicts of interest. The Company has established a Global Risk and Compliance Committee, the members of which are executive officers of the Company, which is responsible for monitoring compliance with the Code of Conduct. The Global Risk and Compliance Committee periodically reports on the Company’s compliance efforts to the Audit Committee and to the Board.

The Company has also established a Conflicts of Interest Committee, the members of which are executive officers of the Company, which distributes a Conflicts of Interest Policy to the Company’s employees, officers and directors. The Conflicts of Interest Policy describes the types of relationships that may constitute a conflict of interest with the Company. Employees, officers and directors are required to periodically complete a questionnaire about potential conflicts of interest and certify compliance with the Company’s policy. The Conflicts of Interest Committee reviews potential conflicts of interest and reports its findings to the Audit Committee.

The executive officers and the directors are also required to complete a questionnaire on an annual basis which requires them to disclose any related person transactions and potential conflicts of interest. The General Counsel reviews the responses to the questionnaires and, if a transaction is reported by a director or executive officer, the questionnaire is submitted to the Chair of the Audit Committee for review. If necessary, the Audit Committee will determine whether the relationship is material and will present a conflict of interest. After making such determination, the Audit Committee will report its recommendation on whether the transaction should be approved or ratified by the entire Board.

Certain Relationships and Related Transactions

During 2012, the Company did not participate in any transactions in which any of its directors, executive officers, any immediate family member of a director or executive officer or any beneficial owner of more than 5% of the Company’s common stock had a direct or indirect material interest.

Communication with the Board

The Board and management encourage communication from the Company’s stockholders. Stockholders who wish to communicate with the Company’s management should direct their communication to the Chief Executive Officer or the Secretary of Beam Inc. at 510 Lake Cook Road, Deerfield, Illinois 60015. Stockholders, or other interested parties, who wish to communicate with the non-management directors or any individual director should direct their communication care of the Secretary at the address above. The Secretary will forward communications intended for the Board to the Chairman of the Board, or, if intended for an individual director, to that director. If multiple communications are received on a similar topic, the Secretary may, in his discretion, forward only representative correspondence. Any communications that are abusive, harassing, in bad taste or present safety or security concerns may be handled differently.

Board Leadership Structure

The Board believes that its leadership structure is an integral part of the overall governance process and is a matter to be considered based upon all of the relevant facts and circumstances. The Company’s By-laws provide that the Chairman of the Board will be the Chief Executive Officer unless determined otherwise by the Board. Retaining flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer in any way that is in the best interests of our Company at a given point in time based upon then-prevailing circumstances is critical. The Board believes that the decision as to who should serve in those roles, and whether the offices should be combined or separate, should be assessed periodically by the Board, and that the Board should not be constrained by a rigid policy mandate when making these determinations.

The positions of Chief Executive Officer and Chairman of the Board are currently held by separate individuals, with Matthew Shattock serving as our President and Chief Executive Officer and David Mackay serving as our independent non-executive Chairman of the Board. We believe this structure is optimal for the Company at this time because it allows Matthew Shattock to focus on our business strategy and operations. At the same time, the Chairman can focus on the leadership of the Board of Directors, including presiding at all Board meetings and the Annual Meeting of Stockholders; establishing Board meeting agendas in consultation with the Chief Executive Officer and the Chairs of the Board committees; acting as a liaison between the non-employee directors and the Company’s management; advising the Chief Executive Officer of the quality, quantity and timeliness of the flow of information from Company management to enable the independent directors to effectively and responsibly perform their duties; facilitating teamwork and communication among non-employee directors; and maintaining frequent contact with the Chief Executive Officer.

The Company’s Corporate Governance Principles call for the designation of a Lead Director when the positions of Chief Executive Officer and Chairman of the Board are held by the same person. The designation of a Lead Director is unnecessary at this time due to the separation of the Chief Executive Officer and Chairman of the Board positions.

Executive Sessions

Pursuant to the Company’s Corporate Governance Principles, non-management directors of the Board meet on a regularly scheduled basis without the presence of management.

Meeting Attendance

Last year there were seven meetings of the Board. Each incumbent director attended at least 75% of the total meetings of the Board (held during the period for which he or she was a director) and committees of the Board on which he or she served (during the periods that he or she served). In addition to participation at Board and committee meetings, our directors regularly engage throughout the year in personal meetings and other communications, including considerable telephone contact with the Chief Executive Officer and Chairman of the Board and others regarding matters of interest and concern to the Company.

The Company does not have a formal policy requiring members of the Board to attend the Annual Meeting, although all directors are strongly encouraged to attend. All members of the Board who were elected at the 2012 Annual Meeting attended the meeting.

Risk Management

The responsibility for the day-to-day management of risks lies with the Company’s management team; however, the Board of Directors has an active role, as a whole and also at the committee level, in overseeing the strategy and process for managing the Company’s risks. The Board regularly reviews information regarding the Company’s business strategy, leadership development, resource allocation, succession planning, credit, liquidity and operations, as well as the risks associated with each.

Management periodically identifies external, strategic, operational, financial, compliance and other risks, assesses the impact of these risks and determines how to mitigate such risks. The Audit Committee oversees the Company’s risk management program and reviews the results of management’s assessment. Management also provides the Audit Committee with updates on the Company’s risks, changes and/or emerging risks. In addition, the Audit Committee oversees management of the Company’s financial risks. The Company’s Compensation and Benefits Committee (the “Compensation Committee”) is responsible for overseeing the management of risks relating to the compensation paid to the Company’s executives and the Company’s executive compensation plans and programs. During 2012, the Compensation Committee’s independent consultant, Meridian Compensation Partners, LLC (“Meridian”), assisted with an assessment of risks associated with the Company’s compensation practices and programs. For more information about that assessment see “Compensation Risks” below. The Nominating Committee evaluates risks associated with the independence of the Board of Directors, potential conflicts of interest and the Company’s corporate governance structure. The Corporate Responsibility Committee evaluates risks associated with corporate social responsibility issues. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board’s assignment of responsibility for the oversight of specific risks to its committees enables the entire Board, under the leadership of the Chairman of the Board, to better monitor the risks of the Company and more effectively develop strategic direction, taking into account the various risks facing the Company, including the magnitude of such risks.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. The Compensation Committee, with assistance from its independent compensation consultant, reviewed the elements of executive compensation extensively to determine whether any portion of the Company’s executive compensation policies and practices encouraged excessive risk taking and concluded:

•	significant weighting towards long-term incentive compensation discourages short-term risk taking;

•	rolling three-year performance targets discourage short-term risk taking;

•	caps on incentive awards and compensation clawback provisions discourage excessive risk taking;

•	equity ownership guidelines discourage excessive risk taking; and

•

as a consumer products business, the Company does not face the same level of risks associated with compensation for employees in other industries or sectors, such as financial services (traders and transactions involving instruments with a high degree of risk) or technology (rapidly changing markets).

Furthermore, as described in our Compensation Discussion and Analysis, compensation decisions include independent committee oversight, which prevents excessive risk taking aimed at exploiting formulae or objective evaluation metrics.

Board Committees

The Board has established an Executive Committee, an Audit Committee, a Compensation and Benefits Committee, a Nominating and Corporate Governance Committee and a Corporate Responsibility Committee. The Audit, Compensation and Benefits, and Nominating and Corporate Governance Committees are composed entirely of independent directors, as defined under the New York Stock Exchange Listed Company Manual and the Company’s Corporate Governance Principles. The charters of these committees (other than the Executive Committee, which does not have a charter) are available on the Company’s website at http://investor.beamglobal.com under the tab “Corporate Governance – Committees of the Board.”

A list of current Committee memberships may be found on the Company’s website at http://investor.beamglobal.com under the tab “Corporate Governance – Committees of the Board.” The Committee memberships as of the date of this Proxy Statement are set forth below:

Name	Audit	Compensation and Benefits	Corporate Responsibility	Executive	Nominating and Corporate Governance
Richard A. Goldstein	C			X	X
Stephen W. Golsby		X	X
Ann F. Hackett(1)		C			X
A.D. David Mackay	X			C	C
Gretchen W. Price(2)	X
Matthew J. Shattock			X	X
Robert A. Steele	X		X		X
Peter M. Wilson		X	C	X

An “X” indicates membership on the committee.
A “C” indicates that the director serves as the Chair of the committee.
(1)	Ann Hackett was elected as Chair of the Compensation and Benefits Committee effective April 24, 2012, the date of Anne Tatlock’s retirement.
(2)	Gretchen Price was appointed to the Board and the Audit Committee effective July 23, 2012.

Audit Committee

The Audit Committee held nine meetings in 2012. The Audit Committee’s primary functions are to:

•	Select, retain, evaluate and terminate when appropriate a firm of independent auditors to audit our financial statements and approve the scope of the firm’s audit;

•	Review reports and recommendations of our independent auditors;

•	Review the scope of all internal audits and related reports and recommendations;

•	Pre-approve all audit and non-audit services provided by our independent registered public accountants;

•	Monitor the integrity of the Company’s financial statements;

•	Monitor compliance with financial reporting requirements;

•	Monitor the independence and performance of our independent auditors, including the lead partner, and the performance of our internal auditors;

•

Discuss the Company’s financial statements and its quarterly and annual reports to be filed with the SEC and the adequacy of the Company’s internal controls and procedures with management and the independent auditors;

•	Discuss the Company’s press releases relating to earnings with management;

•	Review the Company’s policies regarding risk assessment and risk management;

•	Review the Company’s compliance programs;

•	Review and approve related person transactions and conflicts of interest involving directors and executive officers;

•	Establish procedures for receiving and responding to concerns regarding accounting and auditing matters; and

•

Review and approve a report, included in this Proxy Statement, disclosing whether the Committee has recommended to the Board that the audited financial statements be included in the Company’s Form 10-K.

Each member of the Audit Committee, as of the date of this Proxy Statement, is financially literate, has accounting or financial management expertise and has been determined by our Board to be an audit committee financial expert as defined in Item 407(d)(5)(ii) and (iii) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”). Each Audit Committee member has also been determined by our Board to be independent as such term is defined in Rule 10A-3 under the Exchange Act and the New York Stock Exchange Listed Company Manual.

Compensation Committee

The Compensation Committee held five meetings in 2012. The Compensation Committee is charged with overall responsibility for approving and evaluating all compensation plans, policies and programs affecting the officers of the Company. Among other things, the Compensation Committee has the responsibility to:

•	Approve the Company’s executive pay philosophy;

•	Administer our Long-Term Incentive Plans and grant stock options, performance awards, restricted stock units and other stock-based awards under the Company’s equity-based plans;

•	Review and approve compensation for the Chief Executive Officer, following the full Board’s performance review of the CEO, taking into consideration corporate goals and objectives;

•	Set compensation (including incentive compensation) for elected officers;

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Retain independent advisors (including, as deemed necessary in the Committee’s discretion, compensation consultants and legal counsel) who report to the Committee with respect to the evaluation of executive compensation and benefits;

•	Periodically assess risks associated with the Company’s compensation plans;

•	Oversee management’s administration of supplemental retirement, health or other benefit arrangements for eligible officers and receive periodic reports from management;

•	Approve compensation, employment and severance agreements for officers;

•	Periodically update the Company’s stock ownership guidelines, and review compliance with such guidelines as regularly presented by management;

•	Approve and administer compensation clawback provisions;

•	Oversee and monitor all perquisites provided to officers;

•	Review and approve the Compensation Discussion and Analysis and Compensation Committee Report included in this Proxy Statement; and

•	Review and evaluate any stockholder votes relating to a proposal that seeks approval of the Company’s executive compensation.

Compensation Committee Procedures

The Compensation Committee directs management to prepare financial data used by the Compensation Committee in determining executive compensation. In addition, members of the Company’s human resources department assist in the preparation of executive compensation tally sheets and historical information on compensation paid to executives. The Compensation Committee is presented with recommendations from management and from the Committee’s independent compensation consultant as to the level and type of compensation to provide to elected officers. Members of the Company’s legal department provide the Compensation Committee with general advice on laws applicable to executive compensation and the directors’ fiduciary duties in setting compensation. The Compensation Committee may delegate any of its responsibilities to a sub-committee, so long as all of the members of the sub-committee meet the qualifications for membership on the Compensation Committee.

The Chief Executive Officer regularly attends meetings of the Compensation Committee. The Chief Executive Officer’s feedback about each officer’s performance is essential in the Compensation Committee’s determination of the officer’s salary and target incentive compensation determinations. Under no circumstances does the Chief Executive Officer participate in the Compensation Committee’s review and establishment of Chief Executive Officer compensation, nor does the Chief Executive Officer participate in the Board’s review of the Chief Executive Officer’s performance. See pages 26 to 30 of this Proxy Statement for more information about how the Compensation Committee determines the executive officers’ compensation.

Compensation Committee Consultant

The Compensation Committee is empowered to engage the services of an outside compensation consultant without the involvement of Company management. In 2012, Meridian served as the Compensation Committee’s outside compensation consultant. Meridian was retained by, and reported directly to, the Compensation Committee during its engagement as compensation consultant. As outside compensation consultant, Meridian provided the following services and information to the Compensation Committee:

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Made recommendations regarding executive compensation (including the amount and form of compensation) consistent with the Company’s business needs, pay philosophy, market trends and latest legal and regulatory considerations;

•	Provided market data (including compiling the peer group and related performance data) as background for decisions regarding Chief Executive Officer and senior management compensation;

•	Advised the Compensation Committee as to best practices for structuring executive pay arrangements; and

•

Attended meetings as requested and summarized alternatives for compensation arrangements that may have been considered in formulating final recommendations, as well as the consultant’s rationale for supporting or opposing management’s proposals.

Meridian does not provide any other services to the Company or to management directly and accordingly its work on behalf of the Committee has not presented any conflict of interest. Pursuant to its terms of engagement, and to assure the ongoing independent status of Meridian as the Compensation Committee’s independent compensation consultant, Meridian is prohibited from providing other services to the Company or its management, although Meridian may accept engagements from other committees of the Board.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of our Board’s Compensation Committee during the last fiscal year has (i) served as one of our officers or employees; or (ii) any relationship requiring disclosure under Item 404 of the SEC’s Regulation S-K. None of our executive officers serve as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Company’s Board or our Company’s Compensation Committee.

Corporate Responsibility Committee

The Corporate Responsibility Committee held five meetings in 2012. The Corporate Responsibility Committee’s primary functions are to review and recommend to the Board policies on the Company’s responsibilities to its employees and the community. The Committee meets periodically with the Company’s personnel to review and discuss programs, policies and performance in the areas of:

•	Alcohol responsibility, alcohol education, and marketing initiatives;

•	Employee health and safety;

•	Diversity and equal employment opportunity;

•	Global citizenship;

•	Sustainability and the effect of Company operations on the environment; and

•	Philanthropic activities.

Executive Committee

The Executive Committee held two meetings in 2012. The Executive Committee has all the authority of the full Board, except for specific powers that are required by law to be exercised by the full Board. The Executive Committee may not amend the Certificate of Incorporation, adopt an agreement of merger, recommend actions for stockholder approval, amend the By-laws, elect, appoint or remove an officer or director, amend or repeal any resolutions of the Board, fix the Board’s compensation, and unless expressly authorized by the Board, declare a dividend, authorize the issuance of stock or adopt a certificate of ownership and merger.

Nominating and Corporate Governance Committee

The Nominating Committee met five times in 2012 and each Nominating Committee member has been determined by our Board to be independent as such term is defined in the New York Stock Exchange Listed Company Manual. The Nominating Committee’s primary functions are to:

•	Identify, recruit and screen potential director nominees and recommend such nominees for election as members of the Board;

•	Review criteria and policies relating to director independence, service and tenure;

•	Recommend directors for membership on the Audit, Compensation, Corporate Responsibility, Executive and Nominating Committees, including their Chairs;

•	Recommend directors, secretaries and employees for membership on other committees established by the Board;

•	Recommend compensation arrangements (including the level and composition of such compensation) for non-employee directors;

•	Develop and recommend a set of corporate governance principles designed to foster an effective corporate governance environment;

•	Administer non-employee director equity compensation plans;

•	Review the charters of Board committees; and

•	Manage the performance review process of the Board, its committees and the Chief Executive Officer.

Director Nomination Process

The Nominating Committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination.

When identifying and evaluating candidates, the Nominating Committee first determines whether there are any evolving needs of the Board that require an expert in a particular field. The Nominating Committee may retain a third-party search firm to assist the Committee in identifying qualified candidates that meet the needs of the Board at that time. A search firm provides information on candidates, which the Nominating Committee will discuss. The Nominating Committee Chair and some or all of the members of the Nominating Committee and the Chief Executive Officer will interview potential candidates that the Nominating Committee deems appropriate. If the Nominating Committee determines that a potential candidate meets the needs of the Board and has the appropriate qualifications, it will recommend the nomination of the candidate to the

Board. During 2012, following the resignation of Pierre Leroy and retirement of Anne Tatlock, we retained Spencer Stuart, a third-party search firm, to conduct a search for new members of the Board. Spencer Stuart reviewed the qualifications of the candidates, including candidates referred to them by members of the Board, and recommended candidates to the Nominating Committee. Following candidate interviews, Gretchen Price, a candidate that had been recommended by Spencer Stuart, was nominated by the Nominating Committee. Based on the Nominating Committee’s recommendation, the Board unanimously elected Gretchen Price to the Board effective July 23, 2012.

It is the Nominating Committee’s policy to consider director candidates recommended by stockholders, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees for election to the Board can do so by writing to the Secretary of Beam Inc. at 510 Lake Cook Road, Deerfield, Illinois 60015. Recommendations must include the proposed nominee’s name, biographical data and qualifications, as well as a written statement from the proposed nominee consenting to be named and, if nominated and elected, to serve as a director. Recommendations must also follow the Company’s procedures for nomination of directors by stockholders (see page 60 of this Proxy Statement) as provided in our Restated Certificate of Incorporation and By-laws. The Nominating Committee will consider the candidate and the candidate’s qualifications in the same manner in which it evaluates nominees identified by the Nominating Committee. The Nominating Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the stockholder’s reasons for making the nomination. The Nominating Committee may then interview the candidate if it deems the candidate to be appropriate. The Nominating Committee may use the services of a third-party search firm to provide additional information about the candidate prior to making a recommendation to the Board.

The Nominating Committee’s nomination process is designed to ensure that the Nominating Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established by the Nominating Committee under the Company’s Corporate Governance Principles.

Other Corporate Governance Resources

The charter of each committee (other than the Executive Committee, which does not have a charter), the Company’s Corporate Governance Principles, the Company’s Code of Conduct and Ethics, which applies to all of our employees, directors and officers, and the Company’s Code of Ethics for the CEO and Senior Financial Officers are available on the Company’s website (http://investor.beamglobal.com) under the tabs “Corporate Governance – Committees of the Board” and “Corporate Governance – Company Policies.”

Director Compensation

The following table sets forth information regarding 2012 compensation for each of our non-employee directors.

Name*	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)		Total ($)
Richard A. Goldstein	102,500	115,009	—		217,509
Stephen W. Golsby	87,500	160,703	—		248,203
Ann F. Hackett	97,803	115,009	—		212,812
Pierre E. Leroy(3)	23,750	—	—		23,750
A. D. David Mackay	302,500	115,009	—		417,509
Gretchen W. Price(4)	38,519	86,278	—		124,797
Robert A. Steele	87,500	160,703	—		248,203
Anne M. Tatlock(5)	32,102	—	80,000	(6)	112,102
Peter M. Wilson(7)	102,500	115,009	—		217,509

*	Although Matthew Shattock serves as a member of the Board, he does not receive any additional compensation for such service.

(1)	The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). Except for Ms. Hackett and directors not elected at the 2012 Annual Meeting, each director received on the date of the 2012 Annual Meeting a grant of shares having a grant date fair value of $56.02 per share. Ann Hackett elected to defer receipt of these shares until the January following the calendar year in which she no longer serves as a director of the Company.

On October 4, 2012, Robert Steele, Stephen Golsby and Gretchen Price each received a grant of shares having a grant date fair value of $59.42 per share. These grants were awarded on a pro rata basis to represent each director’s partial year of service on the Board.

See “Certain Information Regarding Security Holdings” on pages 58 and 59 of this Proxy Statement for the number of shares of stock held by each current director as of the record date, February 22, 2013.

(2)	The aggregate amount of perquisites and personal benefits given to each director valued on the basis of aggregate incremental cost to the Company was less than $10,000 and, accordingly, is not reported in this column.

(3)	Pierre Leroy resigned from the Board effective February 22, 2012.

(4)	Gretchen Price joined the Board effective July 23, 2012.

(5)	Anne Tatlock retired from the Board effective April 24, 2012.

(6)	As a non-employee director elected to the Board prior to April 30, 1997, Anne Tatlock was eligible to receive, upon retirement from the Board, a retirement benefit equal to the annual director’s fee in effect at the time of her retirement. Anne Tatlock elected to receive this benefit in lieu of the annual stock option grant that otherwise would have been made to her for services rendered between 1996 and 1997. Directors elected after April 30, 1997 are not eligible for this benefit. No additional years of service are being accrued under the program. The aggregate amount of all perquisites and personal benefits given to Anne Tatlock was less than $10,000 and, accordingly, is not reported in this column.

(7)	As of December 31, 2012, Peter Wilson held options exercisable for 4,980 shares of common stock, issued under the 2002 Non-Employee Director Stock Option Plan. The plan expired on December 31, 2006, and stock options have not been granted to non-employee directors since 2005.

The annual cash fee for services as a non-employee director of the Company was $80,000 during 2012. Members of the Audit Committee and the Compensation and Benefits Committee received an additional $7,500 for their service on these committees. The Company’s non-executive Chairman receives an additional annual cash fee of $200,000. The Chair of each of the Audit, Compensation and Benefits, Corporate Responsibility and Nominating Committees received an additional cash fee of $15,000 for such service. All director fees were pro-rated during 2012 for the portion of the year in which each director served on the Board or its respective committees.

Each non-employee director receives an annual stock grant under the 2010 Non-Employee Director Stock Plan that is based on a set dollar value. The number of shares granted is determined by dividing the set dollar value by the closing price of the Company’s common stock on the grant date. In April 2012, the Nominating Committee set the dollar value at $115,000, with each non-employee director other than Ann Hackett and the directors not elected at the 2012 Annual Meeting receiving 2,053 shares of our common stock (Ann Hackett deferred receipt of these shares until the January following the calendar year in which she no longer serves as a director of the Company).

In October 2012, the Nominating Committee adopted a policy of providing pro rata equity awards to newly-elected directors and determined to apply the policy to those directors who joined the Board during the preceding 12 months. Accordingly, Stephen Golsby and Robert Steele, who were elected to the Board on December 1, 2011, each received a prorated additional annual stock grant having a grant date dollar value of $45,712 (or 769 shares of our common stock) for their service from December 1, 2011 through the date of the 2012 Annual Meeting. Gretchen Price, who was elected to the Board on July 23, 2012, received a prorated annual stock grant having a grant date dollar value of $86,250 (or 1,452 shares of our common stock) for her service during 2012.

Stock Ownership of Board Members

In order to more directly align the Board’s interests with those of stockholders, the Company expects directors to establish and maintain a significant level of stock ownership. Stock ownership guidelines have been established for directors. The guideline for directors is three times their annual cash fee. The guidelines allow directors five years from the date of the director’s election to the Board to meet the guidelines. All of the directors who have been on the Board at least five years satisfy the guidelines. For information on the beneficial ownership of securities of the Company by directors and executive officers see “Certain Information Regarding Security Holdings” on pages 58 and 59.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This Compensation Discussion and Analysis (“CD&A”) describes our executive pay philosophy, the process we use to establish executive pay and the pay program applicable to our named executive officers (“NEOs”) during 2012. The Compensation Committee administers our executive pay program. This CD&A provides information regarding the compensation and benefits provided to the following NEOs:

•	Matthew J. Shattock – President and Chief Executive Officer (“CEO”);

•	Robert F. Probst – Senior Vice President and Chief Financial Officer (“CFO”);

•	William A. Newlands – Senior Vice President and President, North America;

•	Philip Baldock – Senior Vice President and President, Asia-Pacific/South America; and

•	Albert Baladi – Senior Vice President and President, Europe/Middle East/Africa.

Business Highlights

2012 was a year of great progress and excellent results for Beam. Having successfully completed the spin-off of the Fortune Brands Home & Security (“Home & Security”) business in October of 2011, Beam exceeded its performance goals in its first full year as a focused spirits company and continued to create substantial value for stockholders.

The Company has long believed in a pay-for-performance approach to compensation. The Company’s financial results, performance against targets, and achievement of strategic goals were critical factors in determining compensation paid to our NEOs in 2012. Beam evaluates overall Company performance and geographic performance for the following segments: North America; Asia Pacific and South America (“APSA”); and Europe, Middle East and Africa (“EMEA”).

Beam continued to deliver excellent results in its first full year as a focused pure-play spirits company by executing its disciplined growth strategy that relies on Creating Famous Brands, Building Winning Markets, and Fueling Our Growth. This strategy helped deliver results that achieved or exceeded the Company’s long-term growth model – to outperform our global market, grow operating income faster than sales, and grow diluted earnings per share before charges/gains even faster, at a high single-digit rate.

•	Beam continued to outperform at the top line with comparable net sales in 2012 that increased 6% from 2011 to a record $2.5 billion.*

•

Successful brand-building, innovation and improved price/mix helped drive strong growth for our priority brands. Comparable sales for Beam’s global Power Brands grew 10% from 2011 and the Rising Star brands also grew 10% from 2011.*

*	Reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Appendix A to this Proxy Statement.

•

Another record year of innovations enhanced the Company’s core brand equities, attracted new consumers to our brands and categories, and contributed to improved product mix and broad market share gains.

•	Sales growth was broad-based, with strong increases across all three segments. On a comparable basis, net sales increased 7% in North America, 5% in EMEA and 5% in APSA, each as compared to 2011.*

•	Operating income before charges/gains increased 10%* from 2011 as premium innovations and higher pricing improved margins.

•

Beam delivered double-digit growth in earnings per share from continuing operations before charges/gains, exceeding the Company’s long-term target of high single-digit growth. Diluted earnings per share from continuing operations before charges/gains increased 13% from 2011 to $2.40.* On a GAAP basis, diluted earnings per share from continuing operations increased to $2.48 from $0.85 in 2011.

•

The Company continued its strong stewardship of capital and maintained a strong balance sheet. We generated free cash flow of $337 million* and an earnings-to-free-cash conversion rate of 87%*, even while making significant investments to support future growth. We increased the dividend 8% in 2012 (and 10% in January 2013). We completed two acquisitions in fast-growing categories, and the Company’s year-end net-debt-to-EBITDA ratio was better than expected at 2.8 times.*

•	Return on invested capital in 2012 was 7% and was 23% excluding intangibles.*

•	Beam common stock, including dividends, returned 21% from January 1, 2012 to December 31, 2012.

The Company achieved its strong results while making significant investments that we believe will strengthen Beam’s competitive position and long-term growth in several critical areas.

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We supported our broad portfolio of premium brands with a third consecutive year of double-digit increased investment. We further strengthened our core equities with impactful brand communication on television, in digital media and at the point of purchase, and we accelerated our growth with innovative new products while also opening our new Global Innovation Center.

•

We continued to strengthen our premium portfolio by adding a Power Brand – Pinnacle Vodka – in the largest premium spirits category, and entering the fast-growing Irish Whiskey category with the purchase of Cooley Distillery, including its flagship Kilbeggan brand.

•

To support the sustained future growth of brands – particularly aged spirits – we made significant investments in our capacity and capability, including accelerating investment to lay down more Bourbon, Scotch and Cognac and increase distillation capacity.

*	Reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Appendix A to this Proxy Statement.

•

We strengthened our long-term competitive position in priority markets. Successful innovations, brand-building and in-market activation helped deliver another year of outperformance that strengthened Beam’s #2 position in the U.S. (the world’s #1 premium spirits market) solid performance in Australia (the world’s #2 bourbon market) and double-digit growth in Germany (the world’s #3 bourbon market). Emerging markets generated double-digit sales growth, as our investments in new or enhanced route-to-market partnerships helped drive success in markets including China, Mexico, Brazil, Russia and Eastern Europe.

We believe Beam entered 2013 well positioned to deliver sustainable, profitable long-term growth.

Pay-for-Performance in 2012

The Compensation Committee and the Company strive to create a pay-for-performance culture. The compensation actions for 2012 reflected the Company’s commitment to this performance-based culture, as described below:

•	On average, more than 60% of each NEO’s target total compensation is at risk, and over 80% of the CEO’s target total compensation is at risk.

•

Each NEO participated in the Beam Executive Incentive Plan, which annually awards incentive compensation based on pre-established performance goals relating to net sales, operating income and free cash flow.

•	Each NEO received 2012 long-term incentive grants of a combination of the following: performance share awards, stock options and restricted stock units.

Corporate Governance Practices Reflected in Our Approach to Executive Pay

To assure that our executive pay practices emphasize and drive our business model, align executive interests with those of stockholders and appropriately balance governance, oversight and risk management, our Compensation Committee, composed entirely of independent directors has adopted the following corporate governance practices that are supportive of our executive compensation objectives and philosophies:

•	We are mindful of risks to the Company that could be posed by our compensation policies and practices and design our compensation policies and practices to minimize such risks.

•	We expect our executives to maintain significant ownership in the Company as reflected in our Stock Ownership Guidelines which serve to align the interests of executives with those of stockholders.

•	Executives are prohibited from hedging their exposure to ownership of, or interest in, Company stock.

•	Executives are not allowed to pledge their shares of Company stock to secure a debt or to affect a hedge.

•

Our long-term equity incentives vest over a period of three years to assure that our executives maintain a long-term goal to create stockholder value, and the Compensation Committee eliminated long-term cash awards under the Company’s Long-Term Incentive Plan in favor of a mix of equity-based awards.

•	Our clawback policy permits the Compensation Committee to recover incentive payments that would not have otherwise been earned due to certain financial restatements.

•	Our change in control agreements with executives:

•	Do not contain tax “gross-ups”;

•	Contain double triggers requiring both a change in control and termination of employment before most equity is accelerated; and

•	Provide market-competitive severance benefits.

We continuously monitor evolving governance practices in this area, and their application to our executive pay programs, and adjust our governance and pay practices as appropriate. Creating a performance-based and compliant culture at Beam is important to our success as a responsible steward of stockholder investment.

COMPENSATION PHILOSOPHY

Objectives

The Compensation Committee has established the following objectives that apply to the Company’s executive pay program:

Objective	Rationale
Align the interests of management with those of the Company’s stockholders	To assure that management takes both an immediate and long-term approach to the Company, the equity program is aligned with the Company’s long-term performance goals, which the Compensation Committee believes align the interests of executives with those of stockholders. The Company’s Stock Ownership Guidelines also reinforce the alignment of executive interests with those of the Company and its stockholders.
Maintain a total rewards strategy that supports the Company’s overall business strategy	The Company’s total rewards strategy encourages and rewards a cooperative approach to developing innovative business solutions, while aligning employee behavior with the Company’s priorities and values.
Reinforce the pay-for-performance culture at the Company	Pay-for-performance is a key principle in our compensation philosophy; it is not only important that NEOs and key executives exemplify the pay-for-performance culture, but that their actions, both individually and collectively, as key business drivers, are reinforced through the attainment of positive business outcomes.
Attract, retain and motivate superior executive talent through competitive salary and total compensation	Key to the Company’s continued success is the ability to outperform competitors in all areas. To do so, the Company holds as a core value the need to regularly evaluate, improve and innovate. Therefore, the Company’s ability to continuously attract and retain key talent is critical to the Company’s goal of continued outperformance.
Provide incentive compensation that promotes desired behavior without encouraging excessive risk	While the Company recognizes the importance of sustained excellence in performance, we neither encourage nor tolerate behavior that results in excessive risk to the Company. Our plans and programs are designed to encourage innovation and entrepreneurial thinking and behavior in a manner that does not put the Company at unnecessary risk.

Principles

The Compensation Committee has further developed the following principles that it believes support the objectives outlined above:

Principle	Rationale

An independent compensation committee should establish and review total executive pay	Our pay-for-performance culture requires ongoing measurement of business and individual performance against goals. Therefore, it is important to assure through independent assessment that executive pay plans and arrangements align individual and Company performance with the stated objectives of the Company.

Compensation should be competitive with our peers, and allow flexibility to attract key personnel while reflecting the global nature of our workforce	To attract the highest caliber talent, it is important that we provide a total compensation package that not only allows the Company to maintain its current workforce, but also attract and retain other key personnel, particularly in market segments that create the most value.

Incentive compensation should align with and help reinforce business strategy and objectives and the Company’s desired culture, and incent desired behavior	A key component in our pay-for-performance culture is incentive compensation. Short-term and long-term incentive compensation directly connects individual compensation with the attainment of the Company’s financial and strategic goals, including sales, operating income, earnings per share performance and attainment of specified outcomes.

A significant portion of executive pay should be equity-based	To increase the executives’ focus on the Company’s long-term performance, align their interests with those of our stockholders and create an ownership culture, it is important that a significant portion of executive pay be in the form of equity-based compensation.

Share ownership guidelines should be followed	To foster an ownership mentality and, specifically, to further align the economic interests of key executives with those of our stockholders, it is important that such executives hold a meaningful level of the Company’s stock throughout their tenure with the Company.

PROCESS FOR ESTABLISHING EXECUTIVE PAY

Roles in the Executive Pay Process

Beam maintains a rigorous executive pay process. The following identifies the various parties that participated in the Company’s 2012 executive pay review and approval process and describes the role of each party in the process.

Board of Directors

The Board annually reviews the CEO’s performance with respect to specified performance goals established by the Compensation Committee and consults with the Compensation Committee upon request with respect to CEO compensation.

Compensation Committee

The Compensation Committee establishes target compensation and goals for the CEO in consultation with independent members of the Board and reports CEO compensation to the Board in executive session.

The Compensation Committee works with the CEO and reviews his evaluation of the performance of his direct reports as well as the performance evaluation for other executive officers. It approves compensation actions for such officers (with the input of the CEO) and administers employee compensation and benefit programs delegated to the Compensation Committee as reflected in its charter, including approval of performance goals under incentive plans and annual equity program design and grants.

When establishing executive pay, the Compensation Committee reviews tally sheets that include data on individual items of compensation and each executive’s current and historical total compensation package. The review considers compensation currently payable, as well as contingent compensation, including incentive compensation and compensation payable only if certain circumstances occur, such as involuntary termination of employment without cause or certain terminations of employment following a change in control.

CEO

The CEO evaluates each of his direct report’s performance and reports to the Compensation Committee on the performance of each direct report and each executive officer. He also recommends performance metrics to the Compensation Committee for each direct report with respect to performance-based compensation and recommends compensation actions to the Compensation Committee with respect to the direct reports and other executive officers.

While the Compensation Committee and/or the Board may request that the CEO participate in meetings and provide information that it deems helpful in reviewing and establishing executive compensation, under no circumstances does the CEO participate in the Compensation Committee’s review and establishment of CEO compensation nor does the CEO participate in the Board’s review of the CEO’s performance.

Independent Compensation Consultant

The Compensation Committee retains Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian provides advice and recommendations to the Compensation Committee regarding the amount and form of executive pay. Meridian regularly communicated with the Compensation Committee during 2012 and participated in five Compensation Committee meetings during 2012. Meridian provides advice and guidance to the Compensation Committee, including market-competitive data that assists the committee in evaluating and establishing executive pay.

To assure Meridian’s ongoing independence, Meridian is prohibited from providing other services to the Company or its management, although Meridian may accept engagements from other committees of the Board. The Compensation Committee assessed Meridian’s independence against the six independence factors adopted by the SEC, including whether Meridian had any actual or potential conflicts of interest. In addition, the Compensation Committee reviewed Meridian’s terms of engagement and its compensation and performance during 2012 and determined that Meridian had no relationship with any of the Company’s executive officers. Based on this review and assessment, the Compensation Committee concluded that Meridian was and continues to remain independent.

Peer Group Companies

The Compensation Committee, with Meridian’s advice and assistance, reviews current compensation against compensation of similarly situated public companies and direct competitors (the “Peer Group”). The Compensation Committee works with Meridian to review the Company’s Peer Group selection criteria and ultimately the Peer Group selected. The Compensation Committee, considering the advice of Meridian, regularly reviews the Peer Group to assure that the Peer Group reflects what the Compensation Committee believes to be an accurate representation of market comparators. The Compensation Committee and Meridian consider revenue, market capitalization, relative performance, industry, market segment, international sales, competitors for executive talent and whether the company is a direct competitor of the Company, among other factors, when reviewing and establishing the Peer Group. After careful review and consideration, the Compensation Committee provides final approval of the Peer Group.

The following is the Peer Group used by the Company to establish compensation for executives for the fiscal year ended December 31, 2012:

Brown-Forman Corporation	The Hershey Co.
Campbell Soup Co.	Hormel Foods Co.
Constellation Brands, Inc.	Lorillard Co.
Dean Foods Co.	McCormick & Co. Inc.
Del Monte Foods Co.	Molson Coors Brewing Co.
Diageo plc	Monster Beverage Corp. (formerly Hansen Natural Corp.)
Dr. Pepper Snapple Group Inc.
Flowers Foods, Inc.	Ralcorp Holdings Inc.
Green Mountain Coffee Roasters Inc.	Reynolds America Inc.
H.J. Heinz Co.	The J.M. Smucker Co.

Benchmarking

The Compensation Committee annually reviews the compensation provided to NEOs and other key executives, benchmarking individual executive pay and the overall executive pay programs against the Peer Group.

The Compensation Committee targets total compensation around the 50th percentile of Peer Group compensation, based on size-adjusted market data. While the Compensation Committee generally aims to provide compensation within the targeted range, factors unique to a particular executive, including his or her employment situation or special skills, experience and performance may affect the executive’s base salary and total compensation either positively or negatively compared to the targeted range. The Compensation Committee considers the following factors when establishing an executive’s compensation in addition to market data:

•	Role and responsibilities within the Company;

•	Experience and value to the Company;

•	Individual performance;

•	Tenure with the Company; and

•	Ability of the Company to replicate the executive’s knowledge, skills and abilities.

The total target compensation (i.e., the sum of base salary, target annual incentive opportunity and target long-term incentive opportunity) for the NEOs other than Mr. Baldock was around the 50th percentile of market comparability data.

Mr. Baldock’s total target compensation was at the third quartile of market comparability data. The Compensation Committee reviewed Mr. Baldock’s total target compensation, recognizing that it fell outside the Company’s target range, and determined the compensation to be appropriate. In approving Mr. Baldock’s compensation package, the Compensation Committee took into account his record of success and regional market data.

Stockholder Input

The Compensation Committee also seeks to assure that the Company’s executive pay program is aligned with the interests of its stockholders. In that respect, as part of its ongoing review of the Company’s executive pay program, the Compensation Committee considered the approval by more than 87% of the votes cast for the “Say on Pay” vote at the Company’s 2012 Annual Meeting of Stockholders and determined that the Company’s executive pay philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any changes to the Company’s executive pay program in response to such stockholder vote.

ELEMENTS OF NEO PAY

NEOs of the Company are eligible for various types of compensation including base salary, annual and long-term incentive compensation and retirement and severance benefits. Included below are charts depicting the relative weighting of 2012 base salary and target annual and long-term incentives for NEOs.

Base Salary

The Company provides a market competitive base salary to its NEOs to attract and retain quality talent. Each NEO’s base salary recognizes level of responsibility, experience, individual performance and tenure. The Compensation Committee may adjust base salaries from the targeted percentile to reflect a particular NEO’s unique skill set, experience, performance, and expertise. In 2012, base salaries for NEOs other than Mr. Baldock were increased nominally as reflected in the chart below. The base salaries for the NEOs as of December 31, 2012 and 2011 were as follows:

NEO	Base Salary 12/31/12	Base Salary 12/31/11	Percent Increase
Matthew J. Shattock	$1,000,000	$950,000	5.26%
Robert F. Probst	$561,000	$550,000	2.00%
William A. Newlands	$561,000	$550,000	2.00%
Philip Baldock	AUD$678,000 (USD$704,713)[1]	AUD$678,000 (USD$692,170)[1]	0.00%
Albert Baladi	EUR$386,250 (USD$509,580)[2]	EUR$375,000 (USD$485,700)[2]	3.00%

[1]	Based on a conversion rate of AUD to USD of 1 to 1.0394 on December 31, 2012 and AUD to USD of 1 to 1.0209 on December 31, 2011.
[2]	Based on a conversion rate of EUR to USD of 1 to 1.3193 on December 31, 2012 and EUR to USD of 1 to 1.2952 on December 31, 2011.

Annual Incentive Compensation

Each NEO participated in the Beam Executive Incentive Plan (the “EIP”) in 2012. The Company provides awards to NEOs under the EIP to align each NEO’s performance with the short-term goals of the Company, as measured by sales, operating income and Company free cash flow performance. The Compensation Committee established targets and executive awards under the EIP based on a combination of performance metrics. For Messrs. Shattock and Probst, the Compensation Committee established goals under a Company net sales/operating income matrix and based on Company free cash flow. For Messrs. Newlands, Baldock and Baladi, the Compensation Committee established targets under the same metrics applicable to Messrs. Shattock and Probst, plus a regional matrix. The metrics applicable to each executive were evaluated and approved by the Compensation Committee to align the compensation of each executive with Company-wide and/or business segment performance, depending on the executive’s role within the Company. The operating income metrics in the respective matrices are on a before charges/gains basis.

Executive awards under the EIP are subject to discretionary adjustment by the Compensation Committee based its evaluation of individual performance and execution against individually established performance goals as well as overall contributions to the performance of the Company. In making any such discretionary adjustments, the Compensation Committee takes into consideration performance against specific goals, outstanding performance in a particular region, entrepreneurial and outstanding achievement, innovation, outstanding and forward thinking leadership, establishment of new relationships and product lines, and other individual efforts that exceed expectations or the executive’s scope of duties and drive the Company’s success. The Committee may also adjust awards to account for unusual or unexpected events, the impact of acquisitions and divestitures, and non-recurring items.

The EIP performance goals for 2012 are set forth in the following table:

NEO	2012 Metrics
Matthew J. Shattock	80% Beam Sales/Operating Income Matrix; 20% Beam Free Cash Flow

Robert F. Probst	80% Beam Sales/Operating Income Matrix; 20% Beam Free Cash Flow

William A. Newlands	60% Segment Sales/Operating Income Matrix; 20% Beam Sales/Operating Income Matrix; 20% Beam Free Cash Flow

Philip Baldock	60% Segment Sales/Operating Income Matrix; 20% Beam Sales/Operating Income Matrix; 20% Beam Free Cash Flow

Albert Baladi	60% Segment Sales/Operating Income Matrix; 20% Beam Sales/Operating Income Matrix; 20% Beam Free Cash Flow

A particular performance matrix is built around targets for sales and operating income performance for the Company or particular business segment, which produces an operating income margin focus. The Company or business segment must achieve at least the minimum operating income growth threshold in order to receive a payout. The Company or business segment also must achieve at least the minimum sales growth threshold to receive a payout. For 2012, the threshold and maximum award opportunities were 20% and 200% of target, respectively.

The 2012 matrix for Company performance was as follows:

The Compensation Committee determined each applicable matrix to be appropriate because at the time of grant, target performance goals were believed to be challenging but achievable through sound management and execution against overall Company and business segment strategy. Award levels at the higher levels of performance under each matrix were established as stretch goals for the Company or business segment and the leadership team.

Individual award targets were established as a percentage of each NEO’s base salary under the EIP. Targets were developed based on each NEO’s role within the organization and the assessment of the NEO’s total compensation relative to market. The EIP targets for the NEOs were as follows as of December 31, 2012:

NEO	Annual Incentive Target
Matthew J. Shattock	125%
Robert F. Probst	75%
William A. Newlands	80%
Philip Baldock	55%
Albert Baladi	55%

For 2012, the Compensation Committee set Company net sales and operating income before charges/gains targets of $2.38 billion and $609.4 million*, respectively, and a free cash flow target of $290.7 million*. The Compensation Committee set segment net sales and operating income before charges/gains targets** as follows: North America $1.35 billion and $384 million, respectively, EMEA $529 million and $128 million, respectively, and APSA $508 million and $97 million, respectively.

The Company reported net sales of $2.466 billion and operating income before charges/gains of $631.9 million.* As permitted under the terms of the EIP, the Committee adjusted the matrix calculations to reflect the Pinnacle acquisition commitment case and to account for the impact of foreign exchange rates, fluctuations in commodity prices and other costs that the Committee deemed were not indicative of the Company’s underlying performance for 2012. The net result of such adjustments was a decrease in the payout made to each participating employee in the EIP.

*	Reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Appendix A to this Proxy Statement.
**	For a description of the methodology used to determine operating income before charges/gain, please see Appendix A — Use of Non-GAAP Financial Measures.

For 2012, adjusted performance exceeded targeted goals as measured by each performance matrix and Company free cash flow. In 2012, adjusted performance on the Company sales/operating income matrix was 136% of target and on each of the segment sales/operating income matrices was: North America 175% of target, APSA 133% of target and EMEA 200% of target. Company free cash flow was at 146% of target.

Based on its evaluation of the applicable performance matrices, the Compensation Committee subsequently approved the awards to be received by each NEO as follows:

NEO	Target Award	Maximum Award	Actual Award
Matthew J. Shattock	$1,250,000	$2,500,000	$1,725,000
Robert F. Probst	$420,750	$841,500	$580,635
William A. Newlands	$448,800	$897,600	$722,568
Philip Baldock	$387,592	$775,184	$527,125
Albert Baladi	$280,269	$560,538	$493,273

Long-Term Performance Incentives

Overview

In 2011, Company stockholders approved the Beam Inc. 2011 Long-Term Incentive Plan (“LTIP”). The Company designed the LTIP to allow for flexibility in rewarding the attainment of Company goals, while also assuring the alignment of NEO interests with those of stockholders, and particularly the long-term profitability of the Company and the performance of Company stock. The LTIP also plays an important role in promoting an ownership culture among the employees of the Company while supporting the overall goal of a pay-for-performance culture. Under the LTIP, the Compensation Committee has the authority to grant performance shares, stock options, restricted stock, restricted stock units, and cash-based incentive awards.

Each NEO is granted awards under the LTIP with an aggregate target value approximately equal to market median. In 2012, the Company changed the mix of LTIP awards for its executives, including the NEOs, to eliminate cash-settled performance awards as a form of award and to shift an increasing percentage of each executive’s awards to stock based compensation. The Committee felt that this change would further align the interests of each executive with those of stockholders. Mr. Shattock’s 2012 awards were allocated as follows: 50% performance shares, 25% stock options and 25% restricted stock units. The remaining NEOs were allocated 2012 awards as follows: 40% performance shares, 30% stock options and 30% restricted stock units.

The following table summarizes the types of long-term incentive awards granted to the NEOs during 2012 and the rationale for providing each form of award:

Award	Rationale
Performance Shares	Creates pay-for-performance culture; ties magnitude of award (if any) to performance; allows tailoring of performance criteria; creates retention mechanism with vesting schedule
Stock Options	Creates long-term ownership culture; aligns interests of executives with those of stockholders; creates retention mechanism with vesting schedule
Restricted Stock Units	Emphasizes retention; market competitive practice; creates stock ownership culture when settled in Company stock

Performance Share Awards

Performance shares are awarded based on achievement of return on invested capital (“ROIC”) and cumulative earnings per share (“EPS”) targets over a three-year performance period. These two measures were selected because the Compensation Committee believes that they drive long-term stockholder value creation by capturing growth through the EPS measure and returns through the ROIC measure. The Company grants performance share awards with payout determined following the end of a three-year performance period. At the completion of the three-year performance period, overall performance is evaluated and awards are determined based on performance against stated targets.

On October 4, 2011, the Company completed the spin-off of Home & Security by distributing 100% of the outstanding shares of Home & Security common stock to holders of the Company’s common stock (the “Spin-Off”). As a result of the Spin-Off, Home & Security became an independent public company. Due to the Spin-Off, no performance shares were awarded for the 2011-2013 performance period.

Performance share awards with respect to the 2010-2012 performance period, which were outstanding at the time of the Spin-Off, were converted to restricted stock units (“RSUs”). Therefore, no performance shares remain outstanding under the 2010-2012 performance period. The number of performance shares converted in each case was the sum of (a) the number of performance shares that would be awarded to the holder for the full performance period based on Company performance through the Spin-Off date, prorated to reflect the portion of the performance period that had elapsed as of the Spin-Off date; and (b) the number of performance shares that would be awarded to the holder for the full performance period assuming target performance, prorated to reflect the portion of the performance period between the Spin-Off date and the end of the performance period. The converted RSUs have a vesting period equal to the duration of the original performance period.

Stock Options

In February 2012, the Compensation Committee granted stock options to each of the NEOs. The exercise price of the options was established as the closing price of Company common stock on the date of grant. The number of stock options granted to each NEO in 2012 is listed in the table on page 42 of this Proxy Statement. Stock options are provided to executives to align the interests of executives with those of stockholders. Stock options foster a long-term ownership culture and also create a retention mechanism by virtue of their multi-year vesting schedule and long-term potential value.

Restricted Stock Units

Restricted Stock Units (“RSUs”) are time-vested grants that award shares of common stock to executives who satisfy the applicable vesting period. Each RSU is settled in one share of Company common stock. It is a market-competitive practice in the Company’s Peer Group to issue RSUs, and the Compensation Committee believes that RSUs provide stability to the Company’s executive workforce by providing an incentive to the executive to remain employed with the Company. The Compensation Committee believes that RSUs also encourage long-tem value creation and align NEO financial interests with those of stockholders.

The Compensation Committee approved the award of RSUs to Messrs. Shattock, Probst, Newlands, Baldock and Baladi at its February 2012 meeting. The number of RSUs awarded to each NEO was determined based on the closing price of Company common stock on the date of grant. The RSUs “cliff” vest on the third anniversary of the date of grant and are also subject to a performance metric specifically designed to qualify the awards for the performance-based exemption under Section 162(m) of the Internal Revenue Code. The number of RSUs granted to each NEO in 2012 is listed in the table on page 42 of this Proxy Statement.

Cash-Settled Performance Awards

Cash-Settled performance awards were historically provided at the business segment level, and were introduced to reward intermediate and long-term performance goals specific to the operating company. The Company evaluated its practice of providing cash-settled performance awards in 2011, and determined to discontinue this practice for grants occurring in 2012 and thereafter. At that time, the Company determined that long-term awards were more appropriately linked to the Company’s equity as opposed to cash payment, particularly since awards under the EIP are also paid in cash. However, cash-settled performance awards remain outstanding under the 2010-2012 and 2011-2013 performance periods of the LTIP and will continue to be reported as earned and awarded during those performance periods.

For the 2010-2012 and 2011-2013 performance periods, the NEOs other than Messrs. Baldock and Baladi received cash-settled performance awards valued based on performance units with a target value of $400 per unit. Performance is evaluated based 50% on operating income results and 50% on return on net tangible assets (“RONTA”) results. In Mr. Baldock’s case, target cash-settled performance awards are valued as a percentage of base salary rather than as performance units. His cash-settled performance awards were targeted at 60% of base salary, and measured in the same equally weighted operating income and RONTA measures applicable to other NEOs. Goals for the 2010-2012 performance period were established at the beginning of each year in the performance period based on operating income and RONTA results. For the 2012 portion of the 2010-2012 performance period, operating income and RONTA results produced a result of 126% of target. Goals for the 2011-2013 performance period are based on operating income and RONTA for the full three-year performance period, as established at the start of the performance period. Based on Mr. Baladi’s hire date, he was not eligible to receive a cash-settled performance award.

OTHER ELEMENTS OF NEO COMPENSATION AND BENEFITS

Retirement and Deferred Compensation Benefits

The Company believes that retirement benefits are an important element of its executive pay program. The Company feels that the retirement and deferred compensation benefits provide a market competitive level of income upon retirement. The Company provides retirement benefits to NEOs in the United States through a combination of a tax-qualified defined contribution plan and a nonqualified excess benefit plan, which includes a defined contribution component. The nonqualified plan allows participating executives to accrue benefits that are otherwise limited by the Internal Revenue Code under the Company’s qualified defined contribution retirement plan. In 2012, the Company also established a voluntary deferral nonqualified deferred compensation plan for its eligible U.S. employees including members of senior management, effective as of January 1, 2013. The new plan allows participants to voluntarily defer receipt of a portion of their cash compensation. The Company provides retirement benefits to NEOs in Spain and Australia through locally maintained defined contribution plans.

Perquisites

The Company provides its NEOs with modest perquisites and other personal benefits which are consistent with market practice and the Compensation Committee’s philosophy of attracting and retaining exemplary executive talent. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs to assure that such benefits are consistent with the Company’s executive pay philosophy.

Change in Control and Severance Agreements

The Company maintains a severance and change in control agreement with each NEO. The Company maintains these agreements to assure the continuity of key management through the date of a potential change in control, and to allow management to focus on the potential events resulting in a change in control without concern for their continued employment. These agreements generally provide for severance pay in the event of involuntary termination of employment by the Company without cause or voluntary termination of employment by a NEO in the event of “good reason.” No severance is available if a NEO’s employment is terminated due to death, disability or by the Company for cause.

Enhanced benefits are available to NEOs if their termination event occurs within a specified period following a change in control. The change in control severance pay is a “double trigger” severance benefit, meaning that both a change in control must occur, and the executive must either voluntarily terminate employment for “good reason” following the change in control, or be terminated by the Company or its successor without cause following the change in control. The agreements limit the ability of executives to work for competitors after their employment with the Company has ended. The Company entered into these agreements with the NEOs in 2011 based on a review of market practices and the advice of Meridian. In designing the agreements the Company specifically prohibited tax gross-ups. These agreements are described in more detail on pages 47 to 51 of this Proxy Statement.

POLICIES, GUIDELINES AND DEDUCTIBILITY OF COMPENSATION

Clawback Policy

The Company’s clawback policy empowers the Board to seek recoupment of incentive compensation paid to NEOs and other key employees in the event of a material restatement of the Company’s financial statements (other than changes required to comply with changes to applicable accounting principles). The Compensation Committee regularly reviews the clawback policy to assure compliance with applicable laws, and the Compensation Committee will revise the policy as appropriate to assure compliance with applicable law. The clawback policy applies to the Company’s annual incentive plan and long-term incentive plan.

Stock Ownership Guidelines

The following summarizes the current Stock Ownership Guidelines as approved by the Compensation Committee and in effect for NEOs:

Officer Level	Ownership Requirements
Chief Executive Officer	6 times base salary
Senior Vice Presidents (Region Presidents and CFO)	3 times base salary

The guidelines are intended to strongly encourage stock ownership and provide a minimum level of ownership for executives of the Company. The guidelines also prohibit directors, officers and certain subsidiary employees from hedging the risk of owning Company stock or from trading in derivatives of the Company’s stock. Each of the NEOs is on pace to satisfy the requirements of the guidelines within the five-year period outlined in the guidelines.

Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the income tax deduction that is available to public companies for compensation paid to each of the chief executive officer and the other three most highly compensated executive officers, other than the chief financial officer, unless the compensation qualifies as performance-based compensation under Section 162(m). The Company intends to avail itself of the exemption from Section 162(m) for performance-based compensation when practicable, but reserves the right to award compensation that may not be fully deductible if payment of such compensation is determined to be in the interests of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation and Benefits Committee (the “Compensation Committee”) has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and the Company’s Proxy Statement.

Compensation and Benefits Committee

Ann F. Hackett, Chair

Stephen W. Golsby

Peter M. Wilson

2012 EXECUTIVE COMPENSATION

The Summary Compensation Table below sets forth accounting values for both fixed and variable elements of compensation for the NEOs, including unvested and/or unpaid stock awards and unexercised stock options. For example, stock options granted to each of the NEOs during 2012 are presented in the Option Awards column of the table below based on the awards’ grant date fair value as determined under applicable accounting rules. However, the amount each NEO realizes from these equity awards may differ materially from the amounts shown in the table below and the related footnotes (in certain circumstances, the NEOs may realize no value under these awards). Similarly, restricted stock unit (“RSUs”) awards and performance shares that have been granted to each of the NEOs during 2012 are presented in the Stock Awards column of the table below based on the awards’ grant date fair value as determined under applicable accounting rules, even though the executive may later forfeit the award. Investors should note that equity compensation awards granted or paid to the NEOs are reported in several different tables in this Proxy Statement as required by the SEC’s executive compensation disclosure rules.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
	A	B	C	D	E	F	G	H
Matthew J. Shattock	2012	991,667	0	3,000,038	999,998	2,748,167	259,111	7,998,980
President & CEO	2011	851,250	0	4,659,073	4,206,388	2,037,875	222,289	11,976,875

Robert F. Probst	2012	558,250	0	769,978	329,998	648,102	139,526	2,445,855
SVP & Chief Financial Officer	2011	512,500	0	1,054,808	1,339,690	784,700	129,147	3,820,845

William A. Newlands	2012	558,250	0	769,978	329,998	790,035	150,993	2,559,254
SVP, President North America	2011	520,000	400,000	1,054,808	1,339,690	830,800	144,869	4,290,167

Philip A. Baldock	2012	704,713	0	524,977	224,998	684,282	57,167	2,196,137
SVP, President APSA	2011	692,170	0	790,988	1,089,697	1,012,031	56,446	3,641,332

Albert Baladi	2012	505,869	400,000	524,977	224,998	493,273	103,926	2,253,044
SVP, President EMEA	2011	404,750	400,000	790,988	1,000,147	302,900	498,946	3,397,731

(1)	Salary: The amounts listed in Column B reflect base salaries received by the NEOs. In the case of Messrs. Baldock and Baladi, base salary amounts have been converted to U.S. dollars from local currency based on the conversion rate in effect on December 31 of the reported year: AUD to USD of 1 to 1.0394 for Mr. Baldock and EUR to USD of 1 to 1.3193 for Mr. Baladi on December 31, 2012 and AUD to USD of 1 to 1.0209 for Mr. Baldock and EUR to USD of 1 to 1.2952 for Mr. Baladi on December 31, 2011.

(2)	Bonus: The amounts listed in Column C reflect a $400,000 sign-on bonus paid to Mr. Baladi in each of 2011 and 2012 and a $400,000 retention bonus paid to Mr. Newlands in 2011 pursuant to a 2009 retention agreement.

(3)	Stock Awards: The amounts listed in Column D reflect the grant date fair values calculated in accordance with Financial Accounting Standards Board Accounting Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”) for RSUs and, with respect to 2012, performance shares awarded. The amounts for performance shares granted during 2012 are calculated based on the Company achieving a “target” level of performance, which is the probable satisfaction of the performance conditions for such awards. The maximum payout for these performance shares is 200%, which, assuming a value per share of $55.43, would equate to $4,000,050 for Mr. Shattock; $880,006 for Mr. Probst; $880,006 for Mr. Newlands; $599,974 for Mr. Baldock and $599,974 for Mr. Baladi.

(4)	Founders Grants: The values for 2011 in Columns D and E include one-time founders grants to the NEOs. In recognition of the changing roles of the NEOs in connection with the Home & Security spin-off, the Compensation Committee awarded one-time founders grants to the NEOs effective as of October 4, 2011. The founders grants were issued in the form of stock options and RSUs, each weighted equally in economic value.

(5)	Option Awards: The amounts listed in Column E reflect the grant date fair values calculated in accordance with FASB ASC Topic 718. For assumptions used in determining these values, see footnote 5 to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2012.

(6)	Non-Equity Incentive Plan: Column F lists amounts earned under the annual incentive plans. For 2012, these amounts include the amounts earned under the long-term incentive program for the 2012 portion of the 2010-2012 performance period and, for Mr. Shattock, a onetime payment for years 2010-2012 performance period for cash settled performance awards under the LTIP. For 2011, these amounts include, for Messrs. Shattock, Probst, Newlands and Baldock, the amounts earned under the long-term incentive program for the 2009-2011 performance period and, for Messrs. Probst, Newlands and Baldock, the 2011 portion of the 2010-2012 performance period. Refer to the Compensation Discussion and Analysis on pages 32 to 36 of this Proxy Statement for more details on the annual incentive plans.

(7)	Perquisites and All Other Compensation: In 2012, the Company provided an annual car allowance, financial planning, health club membership and physical examination to Messrs. Shattock, Probst, and Newlands. The annual value of the benefits provided to each executive was as follows: $21,937 for Mr. Shattock, $15,260 for Mr. Probst, and $20,750 for Mr. Newlands. The Company also provided an annual car allowance and physical examinations to Messrs. Baldock and Baladi, and Mr. Baladi also received financial planning assistance. The value of these perquisites was $31,182 for Mr. Baldock and $34,944 for Mr. Baladi.

Long-Term Disability and Life Insurance
The amounts in Column G include the amount of all life insurance premiums paid by the Company. For 2012 these amounts were: $2,315 for Mr. Shattock, $1,320 for Mr. Probst and $3,000 for Mr. Newlands. Also included is the amount of long-term disability insurance coverage premiums paid by the Company. For 2012, these amounts were: $1,152 for each of Messrs. Shattock, Probst, and Newlands and $8,527 for Mr. Baladi.

Medical and Dental Insurance
The amounts in column G include the cost of all medical and dental insurance provided by the Company. For 2012, these amounts were: $9,050 for Mr. Shattock, $9,050 for Mr. Probst, $8,856 for Mr. Newlands and $4,678 for Mr. Baladi.

Defined Contribution Benefits, Nonqualified Plan Earnings and Medicare Tax Payments: The amounts in Column G also include:

(a)	Defined Contribution Plan Contributions: Company contributions for 2012 to the Company’s tax-qualified defined contribution plan were $31,658 for each of Messrs. Shattock, Probst and Newlands. The Company contributed $25,985 ($25,000 AUD) to Australia’s superannuation retirement account for Mr. Baldock. The Company contributed $55,778 ($42,278 EUR) to Mr. Baladi’s Spanish retirement account.

(b)	Supplemental Plan: The Supplemental Plan credits certain executives with amounts that would have been contributed to their profit sharing accounts under the tax qualified defined contribution plan but for the limitations on contributions imposed by the Internal Revenue Code. Profit sharing credits earned under the Supplemental Plan for 2012 were $188,211 for Mr. Shattock, $79,073 for Mr. Probst, and $83,453 for Mr. Newlands. These amounts were credited to executives’ accounts in early 2013.

(c)	Medicare Tax Payments: The defined contribution credits to the Supplemental Plan are subject to Medicare tax. In 2012, the Company reimbursed the NEOs for Medicare taxes. In 2012, the Company reimbursed the NEOs as follows: $4,787 for Mr. Shattock, $2,012 for Mr. Probst, and $2,124 for Mr. Newlands.

2012 Grants of Plan-Based Awards

The following table summarizes grants of plan-based awards during 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock & Option Awards (1)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Matthew J. Shattock
Annual Bonus	2/21/2012	(2)	0	1,250,000	2,500,000
RSUs	2/21/2012	(3)							18,041			1,000,013
Options	2/21/2012	(4)								65,876	$55.43	999,998
Performance Shares	2/21/2012	(5)				0	36,082	72,164				2,000,025

Robert F. Probst
Annual Bonus	2/21/2012	(2)	0	420,750	841,500
RSUs	2/21/2012	(3)							5,953			329,975
Options	2/21/2012	(4)								21,739	$55.43	329,998
Performance Shares	2/21/2012	(5)				0	7,938	15,876				440,003

William A. Newlands
Annual Bonus	2/21/2012	(2)	0	448,800	897,600
RSUs	2/21/2012	(3)							5,953			329,975
Options	2/21/2012	(4)								21,739	$55.43	329,998
Performance Shares	2/21/2012	(5)				0	7,938	15,876				440,003

Philip Baldock
Annual Bonus	2/21/2012	(2)	0	387,592	775,184
RSUs	2/21/2012	(3)							4,059			224,990
Options	2/21/2012	(4)								14,822	$55.43	224,998
Performance Shares	2/21/2012	(5)				0	5,412	10,824				299,987

Albert Baladi
Annual Bonus	2/21/2012	(2)	0	280,269	560,538
RSUs	2/21/2012	(3)							4,059			224,990
Options	2/21/2012	(4)								14,822	$55.43	224,998
Performance Shares	2/21/2012	(5)				0	5,412	10,824				299,987

(1)	The grant date fair value of stock option awards is based on the Black-Scholes value of $15.18 on the February 21, 2012 grant date. The grant date fair value of restricted stock units is determined based on the mean price of Company stock of $55.43 on the February 21, 2012 grant date. The amounts for the 2012 performance shares are calculated based on the Company achieving a “target” level of performance, which is the probable satisfaction of the performance conditions for such awards. Grant date fair values are computed in accordance with FASB ASC Topic 718.

(2)	The numbers in this row reflect the range of potential payments under the Beam Executive Incentive Plan.

(3)	The numbers in this row reflect the number of restricted stock units that were awarded and will vest on the third anniversary of the grant date subject to continued employment and the achievement of an EPS goal of $1.00 cumulatively over the three-year vesting period for Section 162(m) participants.

(4)	Numbers in this row reflect the annual stock option awards granted in February 2012 that will vest ratably on the first three anniversaries of the grant date. For assumptions used in determining these values, see footnote 5 to the consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2012.

(5)	Numbers in this row reflect the performance shares granted in February 2012 that will vest at the end of the three year performance period following certification of performance by the compensation committee. The maximum payout for these performance shares is 200% which, assuming a value per share of $55.43, would equate to $4,000,050 for Mr. Shattock; $880,006 for Mr. Probst; $880,006 for Mr. Newlands; $599,974 for Mr. Baldock and $599,974 for Mr. Baladi.

Non-Equity Incentive Plan

The Executive Incentive Plan is a cash-based, pay-for-performance incentive plan. Under the Executive Incentive Plan, participants are eligible to receive a bonus if the performance goals established for the year are met or exceeded. See pages 46 to 51 of this Proxy Statement for a description of the treatment of non-equity incentive awards upon termination of employment.

Long-Term Equity Incentive Plan

The LTIP allows the Company to award executives a variety of forms of equity compensation using the Company’s common stock. In 2012, the Company awarded annual grants of stock options, restricted stock units and performance shares. See pages 47 to 51 of this Proxy Statement for a description of the treatment of equity awards upon termination of employment.

Outstanding Equity Awards at 2012 Fiscal Year-End

Listed in the table below are the number of Beam Inc. outstanding stock options, restricted stock units and performance shares for each named executive officer on December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Matthew J. Shattock	64,130		$35.67	9/30/2016	130,596	(6)	$7,978,110	36,082	$2,204,249
	31,807	17,790	$36.25	2/22/2017
	16,706	33,413	$51.08	2/22/2021
		296,110	$44.75	10/4/2021
		65,876	$55.43	2/21/2022
Robert F. Probst	71,186		$47.32	9/29/2015	28,303	(7)	$1,729,030	7,938	$484,932
	25,761		$35.67	9/30/2016
	28,719	16,064	$36.25	2/22/2017
	8,032	16,063	$51.08	2/22/2021
		84,610	$44.75	10/4/2021
		21,739	$55.43	2/21/2022
William A. Newlands	23,729		$67.19	2/25/2015	28,303	(7)	$1,729,030	7,938	$484,932
	23,729		$64.95	2/25/2015
	23,729		$61.74	2/25/2015
	28,473		$47.32	9/29/2015
		14,055	$36.25	2/22/2017
	8,032	16,063	$51.08	2/22/2021
		84,610	$44.75	10/4/2021
		21,739	$55.43	2/21/2022
Philip Baldock	8,542		$61.74	9/26/2013	20,819	(8)	$1,271,833	5,412	$330,619
	8,542		$67.19	9/24/2014
	8,467		$57.18	9/28/2014
	2,846		$47.32	9/29/2015
	5,039		$35.67	9/30/2016
		6,023	$36.25	2/22/2017
	8,032	16,063	$51.08	2/22/2021
		63,460	$44.75	10/4/2021
		14,822	$55.43	2/21/2022
Albert Baladi	6,025	12,046	$49.93	3/28/2021	20,819	(8)	$1,271,833	5,412	$330,619
		63,460	$44.75	10/4/2021
		14,822	$55.43	2/21/2022

(1)	Each outstanding stock option granted that is currently vested and exercisable is listed in this column. These stock option grants vested ratably on the first three anniversaries of the grant date.

(2)	Each outstanding stock option that is unvested and unexercisable is listed in this column. These stock option grants vest ratably on the first three anniversaries of the grant date, except for the stock options granted as part of the founders grant in October 2011, which vest one-third on each of the second, third and fourth anniversaries of the grant date. The chart below reflects the vesting schedule for each outstanding stock option grant awarded to the NEOs (assuming continued employment):

	Options Vesting in 2013 (dates refer to grant date)					Number of Options Vesting in 2013	Options Vesting in 2014 (dates refer to grant date)				Number of Options Vesting in 2014	Options Vesting in 2015 (dates refer to grant date)		Number of Options Vesting in 2015
	2/22/ 2010	2/22/ 2011	3/28/ 2011	10/4/ 2011	2/21/ 2012		2/22/ 2011	3/28/ 2011	10/4/ 2011	2/21/ 2012		10/4/ 2011	2/21/ 2012
Matthew J. Shattock	17,790	16,707		98,704	21,960	155,161	16,706		98,703	21,958	137,367	98,703	21,958	120,661
Robert F. Probst	16,064	8,032		28,204	7,247	59,547	8,031		28,203	7,246	43,480	28,203	7,246	35,449
William A. Newlands	14,055	8,032		28,204	7,247	57,538	8,031		28,203	7,246	43,480	28,203	7,246	35,449
Philip Baldock	6,023	8,032		21,154	4,942	40,151	8,031		21,153	4,940	34,124	21,153	4,940	26,093
Albert Baladi			6,024	21,154	4,942	32,120		6,022	21,153	4,940	32,115	21,153	4,940	26,093

(3)	This column reflects the value of restricted stock units using the December 31, 2012 closing price of the Company’s common stock of $61.09. Restricted stock units, other than the restricted stock units granted as part of the founder’s grant in October 2011, will vest on the third anniversary of the grant date subject to continued employment and the achievement of an EPS goal of $1.00 cumulatively over the three-year vesting period for Section 162(m) participants. The restricted stock units granted as part of the founder’s grant on October 4, 2011 will vest one-third on each of the second, third and fourth anniversaries of the grant date.

(4)	This column reflects the unvested performance shares granted in 2012, based on the achievement of “target” performance. These shares will vest following completion of the three year performance period upon certification of performance by the Compensation Committee.

(5)	This column reflects the value of unvested performance shares using the December 31, 2012 closing price of the Company’s common stock of $61.09, based on the achievement of “target” performance, which is the probable satisfaction of the performance conditions.

(6)	This amount consists of 78,220 restricted stock units granted as part of the founder’s grant on October 4, 2011, 16,023 restricted stock units granted on February 23, 2010, 18,312 restricted stock units granted on February 22, 2011 and 18,041 restricted stock units granted on February 21, 2012.

(7)	This amount consists of 22,350 restricted stock units granted as part of the founder’s grant on October 4, 2011 and 5,953 restricted stock units granted on February 21, 2012.

(8)	This amount consists of 16,760 restricted stock units granted as part of the founder’s grant on October 4, 2011 and 4,059 restricted stock units granted on February 21, 2012.

2012 Option Exercises And Stock Vested

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Matthew J. Shattock	0	$0	38,431	$2,229,480
Robert F. Probst	0	$0	0	$0
William A. Newlands	39,184	$890,466	0	$0
Philip Baldock	9,993	$230,020	0	$0
Albert Baladi	0	$0	0	$0

(1)	This column reflects stock options exercised during 2012.

(2)	This column reflects the difference between the market value of the shares on the date of exercise and the exercise price of the stock options.

(3)	This column reflects the number of restricted stock units that vested in 2012. 17,228 restricted stock units vested February 9, 2012 and 21,203 vested on December 31, 2012.

(4)	This column reflects values determined using a per share price of $54.225 for the shares that vested on February 9, 2012 and $61.09 for the shares that vested on December 31, 2012 (in each case, the mean stock price on the vesting date).

2012 Nonqualified Deferred Compensation

Name of Executive Officer	Executive Contributions in Last FY $	Registrant Contribution in Last FY $ (1)	Aggregate Earnings in Last FY $ (1)(2)	Aggregate Withdrawals / Distributions $	Aggregate Balance at. Last FYE $ (3)
Matthew J. Shattock	0	188,211	8,735	0	433,729
Robert F. Probst	0	79,073	5,034	0	217,255
William A. Newlands	0	83,453	7,886	0	293,306
Philip Baldock	0	0	0	0	0
Albert Baladi	0	0	0	0	0

(1)	Amounts listed in the Registrant Contributions column were reported as compensation in the last fiscal year in the “All Other Compensation” column of the Summary Compensation Table. No amounts listed in the Aggregate Earnings column were reported in the “All Other Compensation” column of the Summary Compensation Table.

(2)	Earnings are credited to the accounts of executives based on the Citigroup U.S. Broad Investment Grade Bond Index.

(3)	Amounts in this column include the following amounts that were previously reported in Summary Compensation Table as compensation for 2011: $150,262 for Mr. Shattock, $70,063 for Mr. Probst, and $76,592 for Mr. Newlands.

The Company’s nonqualified deferred compensation plan is a supplemental plan that pays the difference between the profit sharing contribution provided under the tax-qualified defined contribution plan and the contribution that would have been made if the Internal Revenue Code did not limit the compensation that may be taken into account under tax-qualified retirement plans. The profit sharing contribution amount in 2012 was equal to 7.6% of adjusted compensation for Messrs. Shattock, Probst and Newlands, which generally includes salary and annual bonus. Compensation is adjusted by multiplying amounts in excess of the Social Security taxable wage base ($110,100 in 2012) by 1.25. The pertinent profit sharing formula applies uniformly to all eligible employees in the applicable plan and is not enhanced for executives. Nonqualified profit-sharing benefits are paid in a lump sum upon termination of an executive’s employment.

Potential Payments Upon Termination Or Change In Control(1)

Compensation Program	Voluntary		Involuntary
	For Good Reason	Without Good Reason	For Cause	Without Cause	Death	Disability	Change in Control	Termination (Without Cause or for Good Reason) After Change in Control
	$	$	$	$	$	$	$	$
Cash Severance
Matthew J. Shattock	4,863,734	0	0	4,863,734	0	0	0	7,295,601
Robert F. Probst	1,625,127	0	0	1,625,127	0	0	0	2,166,836
William A. Newlands	1,676,996	0	0	1,676,996	0	0	0	2,235,994
Philip Baldock	1,638,458	0	0	1,638,458	0	0	0	2,184,611
Albert Baladi	1,184,773	0	0	1,184,773	0	0	0	1,579,697

Health and Welfare Related Benefits(2)
Matthew J. Shattock	22,730	0	0	22,730	0	0	0	34,096
Robert F. Probst	15,557	0	0	15,557	0	0	0	20,742
William A. Newlands	17,784	0	0	17,784	0	0	0	23,712
Philip Baldock	0	0	0	0	0	0	0	0
Albert Baladi	7,017	0	0	7,017	0	0	0	9,356

Options(3)
Matthew J. Shattock	0	0	0	0	5,987,747	5,987,747	5,987,747	5,987,747
Robert F. Probst	0	0	0	0	2,065,455	2,065,455	2,065,455	2,065,455
William A. Newlands	0	0	0	0	2,015,545	2,015,545	2,015,545	2,015,545
Philip Baldock	0	0	0	0	1,431,263	1,431,263	1,431,263	1,431,263
Albert Baladi	0	0	0	0	1,255,218	1,255,218	1,255,218	1,255,218

Perf. Shrs(3)
Matthew J. Shattock	0	0	0	0	2,204,249	2,204,249	0	734,750
Robert F. Probst	0	0	0	0	484,932	484,932	0	161,644
William A. Newlands	0	0	0	0	484,932	484,932	0	161,644
Philip Baldock	0	0	0	0	330,619	330,619	0	110,206
Albert Baladi	0	0	0	0	330,619	330,619	0	110,206

RSUs(3)
Matthew J. Shattock	0	0	0	0	7,978,109	7,978,109	0	7,605,217
Robert F. Probst	0	0	0	0	1,729,030	1,729,030	0	1,729,030
William A. Newlands	0	0	0	0	1,729,030	1,729,030	0	1,729,030
Philip Baldock	0	0	0	0	1,271,833	1,271,833	0	1,271,833
Albert Baladi	0	0	0	0	1,271,833	1,271,833	0	1,271,833

Cash LTIP
Matthew J. Shattock	0	0	0	0	1,578,500	1,578,500	0	1,578,500
Robert F. Probst	0	0	0	0	194,400	194,400	0	194,400
William A. Newlands	0	0	0	0	194,400	194,400	0	194,400
Philip Baldock	0	0	0	0	463,749	463,749	0	463,749
Albert Baladi	0	0	0	0	126,933	126,933	0	126,933

Total Potential Payments Upon Termination or Change in Control
Matthew J. Shattock	4,886,464	0	0	4,886,464	17,748,606	17,748,606	5,987,747	23,235,911
Robert F. Probst	1,640,684	0	0	1,640,684	4,473,818	4,473,818	2,065,455	6,338,107
William A. Newlands	1,694,780	0	0	1,694,780	4,423,908	4,423,908	2,015,545	6,360,325
Philip Baldock	1,638,458	0	0	1,638,458	3,497,463	3,497,463	1,431,263	5,461,662
Albert Baladi	1,191,790	0	0	1,191,790	2,984,603	2,984,603	1,255,218	4,353,243

(1)	This table assumes the specified termination events or a change in control occurred on December 31, 2012. The value of the equity awards that would vest or be settled in connection with a termination event or a change in control is calculated based on the Company’s closing share price on the last day of its 2012 fiscal year, December 31, 2012.

(2)	With respect to the Health and Welfare Related Benefits under Death and Disability, there is no incremental value of life insurance benefits above the benefit level applicable to all employees generally.

(3)	Although there is additional vesting at retirement, none of the NEOs met the retirement requirements (age 55 and 5 years of service) as of December 31, 2012.

A number of Company employee benefit and incentive plans provide for payment or vesting of benefits upon termination of employment of any participant, including the NEOs. If terminated on December 31, 2012, the NEOs would receive benefits and payments under these plans in addition to the amounts described in the table above.

Annual Incentive Plan Awards. The following table shows the treatment of annual awards under the applicable annual incentive plan following a termination of employment, depending upon the reason for such termination. The annual incentive plan does not distinguish between a termination of employment prior to or following a change in control.

REASON FOR TERMINATION

Termination by the Company	Voluntary Termination	Death, Disability or Retirement
Executive forfeits his annual bonus.	Executive forfeits his annual bonus.	Executive (or his estate) is paid a prorated annual bonus based on actual Company performance at the same time bonuses are paid to other executives of the Company.

LTIP Awards. The following table shows the treatment of LTIP awards following a termination of employment, depending upon the reason for such termination.

AWARD	REASON FOR TERMINATION
	Voluntary Termination	Death	Disability or Retirement
Stock Options	Vested options expire three months after the termination date, or, if sooner, on the regularly- scheduled expiration date.

Vested options granted after 2005 expire at the end of the three-year period following death or, if sooner, on the regularly-scheduled expiration date, provided that options may be exercised for at least one year following death even if this extends past the regularly-scheduled expiration date.

Vested options granted before 2005 expire on the regularly-scheduled expiration date.

Options vest in full upon death, and remain exercisable for three years following death or, if sooner, on the regularly-scheduled expiration date, provided that options may be exercised for at least one year following death even if this extends past the regularly-scheduled expiration date.

Options granted from September 2005 to September 2008 expire three years after employment terminates, or on the regularly-scheduled expiration date, if earlier. Other options, except founders grants, expire on their regularly-scheduled expiration date. The executive must have been employed for six months following grant in the case of disability, and for one year following grant in the case of retirement to receive this treatment.

Founders grant options expire on their regularly scheduled expiration date. Founders grant options vest in full at termination resulting from disability if the executive has been employed for at least six months from the date of grant; and founders grants are forfeited in the event of retirement.

AWARD	REASON FOR TERMINATION
	Voluntary Termination	Death	Disability or Retirement
RSUs	Outstanding RSUs are forfeited.	Full vesting at termination.

Executives are treated as remaining employed and they continue to vest as scheduled, provided the executive has been employed for at least six months following grant, in the case of disability and one year following grant in the case of retirement.

Founders grant RSUs vest in full at termination resulting from disability if the executive has been employed for at least six months from the date of grant.

AWARD	REASON FOR TERMINATION
	Voluntary Termination	Death or Disability	Retirement
Performance Shares	Outstanding performance shares are forfeited.	If the executive dies or becomes disabled he will receive a prorated award based on actual EPS and ROIC through the portion of the performance period elapsed prior to termination.	If the executive retires after one year following the award date he will receive a prorated award based on actual EPS and ROIC through the portion of the performance period elapsed prior to retirement.

AWARD	REASON FOR TERMINATION
	Voluntary Termination	Death	Disability or Retirement
Cash Awards	Outstanding cash awards are forfeited.	Prorated based on actual performance through the date of termination.	Prorated based on actual performance through the date of termination.

The following chart explains the treatment of LTIP awards in the event of a change in control:

AWARD	TREATMENT UPON CHANGE IN CONTROL
Stock Options	All stock options; including founders grants, become fully vested.

RSUs	In the event of termination of employment by the Company without cause or by the executive for good reason following a change in control, all outstanding RSUs vest and are paid out on the date employment terminates. In the event employment is not terminated following a change in control, vesting continues under normal terms.

Performance Shares	In the event of termination of employment by the Company without cause or by the executive for good reason following a change in control, all outstanding performance shares, prorated based on actual performance for the portion of the performance period that elapsed prior to termination, immediately vest and are paid out on the date employment terminates. In the event employment is not terminated following a change in control, vesting continues under normal terms.

Cash Awards	In the event of termination of employment by the Company without cause or by the executive for good reason following a change in control, awards are calculated at target and prorated based on the portion of the year completed at termination; Mr. Shattock’s awards are calculated at maximum award and prorated based on the portion of the year completed at termination. In the event employment is not terminated following a change in control, the award continues under its normal terms.

Retirement Benefits. Upon termination of employment, participants in the Company’s defined contribution plans (both tax-qualified and nonqualified) may receive a distribution of their account balances. The Nonqualified Deferred Compensation table on page 45 of this Proxy Statement lists each executive officer’s balance under the nonqualified defined contribution plan as of the last fiscal year end.

Health and Related Benefits. In addition to the dollar values in the table above for health and related benefit continuation pursuant to severance and change in control agreements, the NEOs will receive health and related benefits pursuant to the Company’s benefit plans applicable to employees generally.

Termination Agreements. In 2011, the Company entered into termination agreements with Messrs. Shattock, Probst, Newlands, Baldock and Baladi specifying certain compensation and benefits payable to the executives in the event of their termination of employment. Each agreement states that if (1) the Company terminates the executive’s employment for a reason other than disability or cause, or (2) the executive terminates his employment for good reason, the executive will receive the following, in addition to compensation and benefits payable through the executive’s termination date pursuant to applicable plans and programs:

(i)

1.5 times his base salary, 1.5 times the amount of his target annual incentive compensation award and 1.5 times the annual defined contribution plan allocation for the year prior to the year in which the termination of employment occurs (and the supplemental profit sharing allocation under the Supplemental Plan) (Mr. Shattock’s multiplier is 2 rather than 1.5); and

(ii)	18 months of coverage under our life, health, accident, disability and other employee plans (24 months for Mr. Shattock).

If the executive’s employment is terminated involuntarily by the Company for reasons other than disability or without cause or by the executive for good reason within 24 months following a change in control, the multiplier in sub-paragraph (i) above is changed from 1.5 to 2 (from 2 to 3 for Mr. Shattock) and the period of benefits continuation coverage in sub-paragraph (ii) is changed from 18 months to 24 months (from 24 months to 36 months for Mr. Shattock). Payments under these agreements are generally in the form of regular installments commencing within 90 days following termination; provided, however, that if a termination occurs following a change in control, payments are in the form of a lump sum within 30 days following termination of employment. If payments to the executive due to a change in control do not exceed the threshold dollar amount that triggers the excise tax under Section 280G of the Internal Revenue Code by more than a specified amount, payments to the executive are reduced in order to avoid application of the excise tax.

The executive shall also receive any earned but unpaid annual incentive compensation for the immediately preceding year and annual incentive compensation for the year in which termination occurs based on actual Company performance and prorated for the portion of the year completed as of the executive’s termination of employment.

Severance payments under the agreements provide compensation to the executives in exchange for the non-compete and non-solicitation protections received by the Company. All the agreements contain restrictions on soliciting Company employees, competing with the Company and revealing confidential information for a twelve-month period following termination of employment.

The amount of severance payments provided in the termination agreements reflects competitive benefits in the market for executive talent, based upon advice from the compensation consultant and other advisors.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	9,339,823	(1)	$52.43	6,439,315	(2)
Equity compensation plans not approved by security holders	0		n/a	0
Total	9,339,823		$52.43	6,439,315

(1)	As of December 31, 2012, the number of securities to be issued upon exercise of outstanding stock options was 8,550,402 and upon payment of outstanding RSUs and performance stock awards was 789,421.

(2)	5,275,372 shares remain available for issuance under the Company’s 2011 Long-Term Incentive Plan, which allows for grants of stock options, performance stock awards, restricted stock awards and other stock-based awards. Options only count as one-third of an award for purposes of determining awards that may be issued. 914,281 shares remain available for issuance under the Company’s 2012 Employee Stock Purchase Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is composed of four directors, who are “independent” as defined under the New York Stock Exchange Listed Company Manual and Rule 10A-3 of the Exchange Act. The Audit Committee has a written charter that has been approved by the Board. A copy of the Audit Committee Charter is available on the Company’s website at http://investor.beamglobal.com under the tab “Corporate Governance–Committees of the Board.” The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013.

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s financial statements and the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements and the Company’s quarterly and annual reports to the SEC with management and the independent registered public accounting firm. Management has confirmed to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has met with the independent registered public accounting firm and discussed matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. The independent registered public accounting firm has provided an unqualified opinion regarding the Company’s financial statements for the year ended December 31, 2012 and the effectiveness of internal controls over financial reporting as of December 31, 2012.

The Company’s independent registered public accounting firm has also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has also reviewed non-audit services provided by the independent registered public accounting firm and has considered the compatibility of these services with maintaining the auditor’s independence.

Based upon the review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Audit Committee

Richard A. Goldstein, Chair

A.D. David Mackay

Gretchen W. Price

Robert A. Steele

Fees of Independent Registered Public Accounting Firm

The independent registered public accounting firm of the Company during the year ended December 31, 2012 was PricewaterhouseCoopers LLP (“PwC”). All PwC services were approved in advance by the Audit Committee. The aggregate fees billed by PwC during the years 2012 and 2011 are set forth in the table below:

Type of Fee	Fiscal Year Ended December 31,
	2012	2011
Audit Fees(1)	$3,402,000	$6,817,000
Audit-Related Fees(2)	$307,000	$336,000
Tax Fees(3)	$963,000	$934,000
All Other Fees(4)	$21,000	$23,000

(1)	Audit fees represent the aggregate fees billed by PWC in connection with the audit of the Company’s annual financial statements and the review of the Company’s financial statements included in its SEC Form 10-Q filings, as well as the assessment of the effectiveness of the Company’s internal control over financial reporting. For 2011, audit fees include services related to the Company’s spin-off of Fortune Brands Home & Security, Inc., the sale of the Company’s Golf business, debt retirement charges, assessment of system changes, and other accounting consultation.

(2)	In 2012 and 2011, audit-related services included due diligence services for strategic transactions.

(3)	Tax fees represented services which included domestic and international tax compliance, tax consulting, customs and transfer pricing services.

(4)	In 2012 and 2011, all other fees included advisory services and licensing related to accounting research tools.

Approval of Audit and Non-Audit Services

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the auditor’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chair of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chair of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above under audit fees, audit-related fees, tax fees and all other fees for 2012 were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

Item 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013. The Audit Committee and the Board recommend that you ratify this appointment. In line with this recommendation, the Board intends to introduce the following resolution at the Annual Meeting (designated as Item 2):

“RESOLVED, that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for this Company for the year 2013 is ratified.”

A member of PwC will attend the Annual Meeting to make a statement if he or she desires and respond to appropriate questions that may be asked by stockholders. In the event the stockholders fail to ratify the appointment of PwC, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PwC.

The Board of Directors recommends that you vote FOR Item 2, the ratification of appointment of our independent registered public accounting firm for 2013.

Item 3

ADVISORY VOTE TO APPROVE THE COMPENSATION PAID

TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company asks that you indicate your approval of the compensation paid to our named executive officers as described in this Proxy Statement under the heading “Compensation Discussion and Analysis” and “2012 Executive Compensation,” including the compensation tables and narratives included elsewhere in this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Company intends to include in its proxy statement on an annual basis an advisory vote regarding named executive officer compensation. The Company implemented this policy following the 2011 Annual Meeting of Stockholders, at which a majority of stockholders voting on a resolution on the topic voted in favor of holding an advisory vote on executive compensation on an annual basis. The next advisory vote on the compensation paid to the Company’s named executive officers will occur at the 2014 Annual Meeting.

As described in the CD&A, the Company’s objectives for its executive compensation program are as follows:

•	Align the interests of management with those of the Company’s stockholders;

•	Maintain a total rewards strategy that supports the Company’s overall business strategy;

•	Reinforce the pay for performance culture at the Company;

•	Attract, retain and motivate superior executive talent through competitive salary and total compensation; and

•	Provide incentive compensation that promotes desired behavior without encouraging excessive risk.

In support of these objectives, the Compensation Committee has formalized the following guiding principles for setting and awarding executive compensation:

•

The compensation program should pay for performance. Exceptional performance should result in increased compensation; missing performance goals should result in reduced incentive pay. Pages 24 to 36 of this Proxy Statement illustrate the connection between Company performance and compensation levels in the discussion of each incentive compensation component;

•

Compensation should be competitive with those organizations for which we compete for top talent. However, compensation standards should not rigidly follow any formula or target; rather, discretion should be employed to ensure that the Company maintains a highly qualified and strong leadership team. The process used for comparing the Company’s compensation program with those of our peers is described on pages 28 to 30 of this Proxy Statement;

•

Incentive compensation should help drive business strategy. The compensation program should encourage both the desired results and the right behaviors. It should help drive business strategy and strike a balance between short-term and long-term performance. See pages 26 and 27 of this Proxy Statement for a discussion of the goals associated with the Company’s various performance-based awards;

•

To further align the interests of management with the interests of stockholders, a significant portion of executive compensation should be equity based, and stock ownership guidelines should be followed to further ensure a focus on long-term, sustainable growth. See page 31 of this Proxy Statement for a discussion of the percentage of named executive officers compensation that is paid in some form of equity or performance awards. In addition, stock ownership guidelines are discussed on page 38;

•	Perquisites and other benefits for executives should be limited in scope and nature; and

•

A compensation committee consisting entirely of independent Board members will thoroughly and comprehensively review total compensation and each element of compensation for executives at least annually. See pages 15 to 17 and 24 to 30 of this Proxy Statement for a discussion of the Compensation Committee structure and processes.

The compensation program for our named executive officers is designed to reflect these principles.

For the reasons discussed above and in this Proxy Statement under the heading “Executive Compensation,” the Board recommends that stockholders vote to approve the following resolution:

“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed in this Proxy Statement under the heading ‘Compensation Discussion and Analysis’ and ‘2012 Executive Compensation’ including the compensation tables and their accompanying narrative discussion, is approved.”

The Board of Directors recommends a vote FOR Item 3, the approval of the resolution relating to the compensation of our named executive officers.

CERTAIN INFORMATION REGARDING SECURITY HOLDINGS

We have listed below, as of the record date of February 22, 2013 (except as otherwise indicated), the beneficial ownership of common stock of Beam Inc. by (a) each director, (b) the “named executive officers” of the Company, (c) directors and executive officers of the Company as a group, and (d) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock. The table is based on information we received from the director nominees, executive officers and filings made with the SEC. Unless otherwise indicated, each of the Company’s directors and “named executive officers” has (a) the same business address as the Company and (b) sole investment and voting power over all of the shares that he or she beneficially owns.

Name	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)

Pershing Square Capital Management, L.P.(3)	20,818,545	13.0%
FMR LLC(4)	9,078,744	5.7%
The Vanguard Group(5)	8,954,357	5.6%
BlackRock Inc.(6)	8,838,047	5.5%
Albert Baladi	16,991	*
Philip A. Baldock	60,465	*
Richard A. Goldstein	14,160	*
Stephen W. Golsby	3,822	*
Ann F. Hackett(7)	11,732	*
A.D. David Mackay	33,545	*
William A. Newlands	137,764	*
Gretchen W. Price	3,052	*
Robert F. Probst	145,597	*
Matthew J. Shattock	222,963	*
Robert A. Steele	2,922	*
Peter M. Wilson(8)	32,033	*
Directors and executive officers as a group (19 persons)(9)	1,194,220	*

*	Less than 1%

(1)	Includes the following shares of common stock that are issuable to directors and named executive officers upon the exercise of stock options that are vested as of, or will vest within 60 days of, February 22, 2013:

Name	Number of Shares
Albert Baladi	16,991
Philip A. Baldock	60,465
William A. Newlands	137,764
Robert F. Probst	145,041
Matthew J. Shattock	169,100
Peter M. Wilson	4,980

(2)	The percentage calculations set forth in the table are based on 160,415,030 shares of common stock outstanding on February 22, 2013.

(3)

In a report filed by Pershing Square Capital Management, L.P., PS Management GP, LLC, Pershing Square GP, LLC and William A. Ackman (collectively, “Pershing”) on Schedule 13D/A dated January 3, 2013, Pershing indicates that it has sole voting and dispositive power over no shares and shared voting and dispositive power over 20,818,545 shares. The principal business address of Pershing is 888 Seventh Avenue, 42nd Floor, New York, New York 10019.

(4)	In a report filed by FMR LLC and Edward C. Johnson 3d (collectively, “FMR”) on Schedule 13G dated February 14, 2013, FMR indicates that it has sole voting power over 247,875 shares, shared voting power over no shares, sole dispositive power over 9,078,744 shares and shared dispositive power over no shares. The principal business address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)	In a report filed by The Vanguard Group (“Vanguard”) on Schedule 13G dated February 13, 2013, Vanguard indicates that it is a registered investment advisor and has sole voting power over 268,572 shares, shared voting power over no shares, sole dispositive power over 8,697,232 shares and shared dispositive power over 257,125 shares. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)	In a report filed by BlackRock Inc. (“BlackRock”) on Schedule 13G dated February 12, 2013, BlackRock indicates that it has sole voting power over 8,838,047 shares, shared voting power over no shares, sole dispositive power over 8,838,047 shares and shared dispositive power over no shares. The principal business address of Vanguard is 40 East 52nd Street, New York, New York 10022.

(7)	Includes 8,945 shares that Ann Hackett has deferred until the January following the year in which she ceases to be a member of the Board. Ann Hackett has sole voting and investment power over 400 shares and shares voting and investment power with her husband over 2,387 shares.

(8)	Includes 27,053 shares held by Peter Wilson’s wife.

(9)	Includes 1,012,707 shares of common stock that are issuable to directors and executive officers upon the exercise of stock options that are vested as of, or will vest within 60 days of, February 22, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who have beneficial ownership of more than 10 percent of our common stock, to file initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5, with the SEC. Based solely on our review of these forms, and certifications from our officers and directors that no other reports were required for such persons, we believe that all directors and officers subject to Section 16 complied with the filing requirements applicable to them for the fiscal year ended December 31, 2012, with the exception of a single late filing of a Form 4 reporting the receipt by Leo Mierzwicki, our corporate controller, of an award of 18 shares of our common stock.

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Our By-laws provide that in order for a stockholder to propose business for consideration at the 2014 Annual Meeting, written notice containing the information required by the By-laws must be delivered to the Secretary of the Company no later than 90 days nor earlier than 120 days before the anniversary of the prior year’s Annual Meeting, that is, after December 24, 2013 but no later than January 23, 2014 for the 2014 Annual Meeting (assuming the 2013 Annual Meeting is held on April 23, 2013 as currently intended).

Under the rules of the Securities and Exchange Commission, if a stockholder wishes to submit a proposal for possible inclusion in the Company’s 2013 proxy statement pursuant to Rule 14a-8 of the Exchange Act, we must receive it on or before November 14, 2013.

Our Restated Certificate of Incorporation provides that in order for a stockholder to nominate a candidate for election to our Board of Directors at an Annual Meeting, written notice of such stockholder’s intent to nominate, containing the information required by the Restated Certificate of Incorporation and By-Laws, must be delivered to the Secretary of the Company no later than 120 days before the Annual Meeting, that is, by December 24, 2013 for the 2014 Annual Meeting (assuming the 2014 Annual Meeting is held on April 23, 2014).

Copies of our Restated Certificate of Incorporation and By-laws are available upon written request to Kenton R. Rose, Senior Vice President, General Counsel, Chief Administrative Officer and Secretary, Beam Inc., 510 Lake Cook Road, Deerfield, Illinois 60015. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

MISCELLANEOUS MATTERS

The distribution of this Proxy Statement with respect to the Company’s 2013 Annual Meeting of Stockholders is accompanied by the financial statements and other financial information as required by Securities and Exchange Commission rules. A copy of the Company’s Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules to the Form 10-K, but excluding any exhibits, will be made available to stockholders without charge, upon written request to Kenton R. Rose, Senior Vice President, General Counsel, Chief Administrative Officer and Secretary, Beam Inc., 510 Lake Cook Road, Deerfield, Illinois 60015. The Company will furnish any exhibits to Form 10-K to each stockholder requesting them upon payment of a fee of $.10 per page to cover its cost.

Our Board is soliciting this proxy. The Company will bear the expense of soliciting proxies for this meeting, including mailing costs. In addition to mailing copies of this material to stockholders, we will request that persons who hold stock in their names or custody, or in the names of nominees, for the benefit of others, forward copies of these materials to the beneficial owners of our stock, and request the authority to execute the proxies. To assure that there is sufficient representation at the meeting, our officers and employees may solicit proxies by telephone, facsimile, or in person at no additional expense to the Company. In addition, we have retained Innisfree M&A Incorporated, to aid in soliciting proxies for a fee, estimated at $15,000, plus reasonable out-of-pocket expenses.

Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Prompt response is helpful, and your cooperation will be appreciated.

Multiple Stockholders Having the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one Annual Report and Proxy Statement or Notice of Internet Availability of Proxy (“Notice”) for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the broker or bank will assume that you have consented, and will send only one copy of our Annual Report and Proxy Statement or Notice to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this Proxy Statement and our Annual Report or the Notice, or if you wish to receive individual copies of our Proxy Statements, Annual Reports or Notices, as applicable, for future meetings, we will send a copy to you if you call Shareholder Services, at (847) 444-7818, or write to Beam Inc., 510 Lake Cook Road, Deerfield, Illinois 60015.

If you and other residents at your mailing address are registered stockholders and you receive more than one copy of the Annual Report, Proxy Statement or Notice, but you wish to receive only one copy, you may request, in writing, that the Company eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Wells Fargo Shareowner Services, P. O. Box 64874, St. Paul, Minnesota 55164-0874.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the meeting. If any other matters properly come before the meeting, people named in the enclosed proxy will vote the shares they represent in accordance with the recommendation of the Board.

March 11, 2013

Appendix A

RECONCILIATION OF NON-GAAP MEASURES

Use of Non-GAAP Financial Information

Management believes that the non-GAAP measures used in this Proxy Statement provide investors with important perspectives into the Company’s ongoing business performance by excluding certain items that management believes are not indicative of the Company’s underlying results for purposes of analyzing the Company’s performance on a year-over-year basis. These non-GAAP measures are reconciled to the most closely comparable GAAP measures on the following pages. The non-GAAP measures consist of income statement data on a before “charges/gains” basis, comparable net sales growth, adjusted free cash flow, net debt to EBITDA ratio, and adjusted return on invested capital. Our definition of charges/gains includes asset impairment charges, restructuring charges, other charges related to restructuring initiatives that cannot be reported as restructuring under GAAP, acquisition and integration related costs, dividend distribution gains from the wind down of our former Maxxium investment, costs associated with the sale of the Company’s golf business and spin-off of the Company’s home and security business (together, the “Separation”), the one-time sales and margin impact of transitioning to our long-term distribution agreements in Australia, tax indemnification payments received from the seller of an acquired business and unusual tax matters that management does not consider indicative of ongoing operations. In addition, the 2011 period includes adjustments to reflect Beam as a standalone company at January 1, 2011, including adjustments to interest expense (reflecting the debt reduction related to the Separation at January 1, 2011), an estimated standalone company effective tax rate and an estimated standalone company corporate cost structure.

Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

($ in millions, except per share amounts)

	Year Ended December 31, 2012			Year Ended December 31, 2011			% Increase
	GAAP	Adjustments (a)	Before Charges/ Gains (Non-GAAP)	GAAP	Adjustments (b)	Before Charges/ Gains (Non-GAAP)	GAAP	Before Charges/ Gains (Non-GAAP)
Net sales	$2,465.9	—	$2,465.9	$2,311.1	(46.3)	$2,264.8	6.7%	8.9%
Cost of goods sold	1,027.5	(0.8)		987.8	(38.3)

Gross profit	1,438.4	0.8	1,439.2	1,323.3	(8.0)	1,315.3	8.7%	9.4%
Advertising and marketing expense	398.7	—		358.7	—
Selling, general and administrative expense	412.9	(21.5)		430.0	(61.9)
Amortization of intangible assets	17.2	—		16.3	—
Restructuring charges	4.3	(4.3)		7.7	(7.7)
Business separation costs	13.8	(13.8)		83.8	(83.8)
Asset impairment charges	15.6	(15.6)		31.3	(31.3)

Operating income	575.9	56.0	631.9	395.5	176.7	572.2	45.6%	10.4%
Interest expense	109.0	—		117.4	2.5
Loss on early extinguishment of debt	—	—		149.2	(149.2)
Other income	(35.1)	19.9		(40.4)	37.3

Income from continuing operations before income taxes	502.0	36.1		169.3	286.1
Income tax expense	103.8	48.7		36.0	84.9

Income from continuing operations	$398.2	(12.6)	$385.6	$133.3	201.2	$334.5	198.7%	15.3%

Diluted EPS - continuing operations	$2.48	(0.08)	$2.40	$0.85	1.27	$2.12	191.8%	13.2%

(a)	2012: SG&A adjustments of $22 primarily include $17 of acquisition/integration related charges (legal, financial advisory and contract termination charges) and $4 of charges associated with our internal investigation with respect to our India operations. Restructuring charges of $4 primarily includes employee-related charges related to the restructuring of a business acquired in 2012. Business separation charges of $14 relate to a pension settlement charge associated with a distribution to former Fortune Brands executives. Asset impairment charges of $16 relate to the impairment of one Spanish tradename. Other income of $20 primarily includes a tax indemnification received by Beam ($18). Income tax adjustments of $49 primarily includes tax benefits related to charges/gains, foreign tax credits, net benefit arising from the resolution of certain tax return matters, partially offset by expense related to our annual reconciliation of the 2011 income tax filing.

(b)	2011: Sales adjustment of $46 relates to one-time net sales impact associated with transition to a new long-term distribution agreement in Australia. COGS adjustment $38 relates to the Australia one-time sale ($22) and $16 primarily related to facility consolidations, supply chain, and other organizational streamlining activities. SG&A adjustment of $62 primarily includes $36 to reflect estimated expenses of Beam as a standalone Spirits business (which has a lower cost structure than the former Fortune Brands cost structure) and $25 of acquisition related contingent consideration. Separation costs of $84 includes separation-related costs (legal, financial advisory fees, severance, etc). Asset impairment charges of $31 relate to the impairment of two Spanish tradenames. The adjustment of $149 is to eliminate the loss on debt extinguishments related to the Separation. Other income adjustments of $37 are to eliminate a joint venture distribution gain ($10) and a tax indemnification received by Beam ($27). Income tax adjustments of $85 represents standalone company adjustments as described in the note above.

Reconciliation of Percentage Change in GAAP Net Sales to Percentage Change in Comparable Net Sales (Unaudited)

Brand Categories	Year Ended December 31, 2012
	GAAP Basis	Foreign Currency Exchange Rates	Australia Distribution Agreement Change	Australia Distribution Margin Structure	Acquisitions/ Divestitures	Non-GAAP — Comparable Basis
	%					%
Power Brands	10	2	3	1	(6)	10
Rising Stars	11	1	—	—	(2)	10
Consolidated Net Sales	7	1	2	—	(4)	6
Operating Segments
North America	14	—	—	—	(7)	7
EMEA	1	6	—	—	(2)	5
APSA	3	—	—	2	—	5

Comparable net sales growth rate represents the percentage increase or decrease in reported net sales in accordance with GAAP, adjusted for certain items. The Company believes Comparable Net Sales Growth is useful in evaluating the Company’s sales growth on a year-over-year basis exclusive of items that are not indicative of the brands’ performance such as foreign exchange impacts, acquisitions/divestitures, the one-time impact on net sales of transitioning to the new Australia distribution agreement as well as the related impact on margin structure. See “Use of Non-GAAP Financial Information”, above, for additional information related to the use of Non-GAAP measures.

Reconciliation of Net Debt to EBITDA Before Charges/Gains (Unaudited)

Reconciliation of Net Debt to EBITDA Before Charges/Gains (Unaudited)(a)	Year Ended December 31, 2012
GAAP debt / operating cash flow	6.6
Impact of using net debt rather than GAAP total debt(a)	(1.0)
Impact of using adjusted EBITDA rather than GAAP operating cash flow	(2.8)

Net debt / EBITDA before charges/gains	2.8

(a)	Net debt equals total debt less cash as of December 31, 2012. GAAP operating cash flow and EBITDA before charges /gains are based on the year ended December 31, 2012. GAAP operating cash flow includes discontinued operations. See below for the Company’s definition of EBITDA before charges/gains.

Reconciliation of Free Cash Flow and Earnings-to-Free Cash Conversion Rate (Unaudited)

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)(a)	Year Ended December 31, 2012
($ in millions)
GAAP income from continuing operations	$398.2

Add (deduct):
Other income	(35.1)
Interest expense	109.0
Depreciation expense	101.9
Amortization expense	17.2
Income tax expense	103.8
Adjustment for charges/gains (see detail above)	56.0

EBITDA before charges/gains (Non-GAAP)	$751.0

(a)	The Company defines EBITDA as income from continuing operations before interest expense, income taxes, depreciation and amortization expense and other income/expense. EBITDA before charges/gains is EBITDA less charges/gains (as previously defined).

($ in millions)	Year Ended December 31, 2012
GAAP cash provided by operating activities	$378.2

Add (deduct):
Capital expenditures, net of disposition proceeds	(125.0)
Cash used for discontinued operations and Separation expenses (b)	83.6

Free cash flow (Non-GAAP)(a)	$336.8	A

Income from continuing operations before charges/gains (see above)	$385.6	B

Earnings-to-free cash Conversion Rate	87	% A/B

(a)	Free cash flow is defined as GAAP cash flow from operations less capital expenditures for property, plant and equipment additions (net of disposition proceeds), adjusted for operating cash flow related to discontinued operations and Separation expenses. Management believes free cash flow provides investors with an important perspective on the cash available for dividends, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Management uses free cash flow to assess business performance and overall liquidity.

(b)	Represents cash used primarily for settlement of liabilities of divested businesses and payment of incentive compensation, severance and pension benefits to former Fortune Brands executives.

Reconciliation of Adjusted Return on Invested Capital (ROIC)

from Continuing Operations

(Unaudited)

($ in millions)	Year ended December 31, 2012 – Income from Continuing Operations plus After-tax Interest		Average Invested Capital				ROIC
Unadjusted	$469	/	$6,774	(a	)	=	7%
Add: impact of “charges/gains” (previously defined)	(13)		18

ROIC before charges/gains (Non-GAAP)	456	/	6,792			=	7%
Impact of excluding goodwill and intangibles	11		(4,719)

ROIC before charges/gains and excl. goodwill and intangibles (Non-GAAP)	$467	/	$2,073			=	23%

(a)	Represents continuing operations.

ROIC is income from continuing operations plus after-tax interest expense divided by the average of invested capital (debt less cash plus stockholders’ equity plus after-tax interest expense). Adjusted ROIC is adjusted for the amounts used to calculate adjusted income from continuing operations. Invested capital is a multi-point average of the 12 months ended December 31, 2012.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 23, 2013

Renaissance Chicago North Shore Hotel

933 Skokie Boulevard

Northbrook, Illinois 60062

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Reminder

You may vote by telephone or over the internet. Voting electronically is quick, easy and also saves the company money. Just follow the instructions on your Proxy Card.

If you vote your shares on the internet or by phone, you do not need to mail back the Proxy Card. YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Review, Form 10-K is/are available at www.proxyvote.com.

BEAM INC.

Annual Meeting of Stockholders

The Board of Directors solicits this proxy for

use at the Annual Meeting

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card appoint(s) Matthew J. Shattock, Robert F. Probst and Kenton R. Rose (and any other person chosen by Messrs. Shattock, Probst or Rose) proxies, to vote all shares of Beam’s common stock that this stockholder(s) would be entitled to vote on at the Annual Meeting of Stockholders to be held on April 23, 2013 at the Renaissance Chicago North Shore Hotel, 933 Skokie Boulevard, Northbrook, Illinois at 9:00 a.m. CDT, and any adjournment or postponement thereof, on items 1, 2 and 3 referred to on the reverse side and described in the Proxy Statement, and on any other matters which may properly come before the meeting, with all powers the stockholder(s) would possess if personally present. A majority of the proxies (or, if only one, then that one) or their substitutes acting at the meeting may exercise all powers conferred.

This proxy, when properly executed, will be voted in the manner directed by the stockholder(s). Unless the stockholder(s) indicate(s) otherwise, the proxies will vote FOR the election of the nominees to the Board of Directors (Item 1) and FOR Items 2 and 3. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

If you participate in the Beam Stock Fund under a retirement savings trust, your signature on the reverse side will be a direction to the trustee to vote as instructed at the Annual Meeting of Stockholders and any adjournment(s) or postponement(s) thereof, and you authorize the trustee to empower the proxies named above to vote in their discretion on such other business as may properly come before the meeting and any adjournment(s) or postponement(s) thereof. The trustee must receive your proxy instructions no later than 11:59 p.m. Eastern Time on April 18, 2013, or the trustee will vote your plan shares in the same matter and proportion as plan shares for which it has received instructions, unless contrary to applicable law.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

BEAM INC. CORPORATE SECRETARY 510 LAKE COOK ROAD DEERFIELD, IL 60015

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors	For	Against	Abstain
1a. Richard A. Goldstein	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.
1b. Stephen W. Golsby	☐	☐	☐		For	Against	Abstain
1c. Ann F. Hackett	☐	☐	☐	2 Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013.	☐	☐	☐
1d. A. D. David Mackay	☐	☐	☐
1e. Gretchen W. Price	☐	☐	☐	3 Advisory vote to approve named executive officer compensation.	☐	☐	☐
1f. Matthew J. Shattock	☐	☐	☐
1g. Robert A. Steele	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1h. Peter M. Wilson	☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date